                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           Host Marriott Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

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[LOGO FOR HOST MARRIOTT APPEARS HERE]
                              10400 Fernwood Road
                         Bethesda, Maryland 20817-1109

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, MAY 20, 1999

April 15, 1999

The Annual Meeting of Shareholders of Host Marriott Corporation (the "Company") will be held on Thursday, May 20, 1999, at 11:00 a.m. in Salons 3, 4 and 5 of The Ritz-Carlton, Buckhead, located at 3434 Peachtree Road, Northeast, in At-lanta, Georgia. Doors to the meeting will open at 10:30 a.m.

The meeting will be conducted:

  1. To consider and vote upon the following proposals described in the accompanying Proxy Statement, which provide for:

    (i) Proposal One: The election of J.W. Marriott, Jr., John G. Schreiber and Harry L. Vincent, Jr. as Directors for three-year terms expiring at the 2002 Annual Meeting;

    (ii) Proposal Two: The ratification of the appointment of Arthur Andersen LLP as independent auditors;

    (iii) Proposal Three: The ratification of the action of the Board of Directors amending the Company's Employee Stock Purchase Plan;

    (iv) Proposal Four: The ratification of the action of the Board of Directors amending the Company's 1997 Comprehensive Stock Incentive Plan; and

    (v) Proposal Five: The consideration of a shareholder proposal to reinstate the annual election of all Directors.

  2. To transact such other business as may properly come before the meeting.

Shareholders of record of the Company's Common Stock at the close of business on March 29, 1999 are entitled to notice of and to vote at this meeting.

                                    [/S/ CHRISTOPHER G. TOWNSEND]

                                    Christopher G. Townsend
                                    Corporate Secretary


     REFER TO THE NOTE ON THE OUTSIDE OF THE BACK COVER FOR INFORMATION ON
                       ACCOMMODATIONS AND TRANSPORTATION.

 EACH SHAREHOLDER IS REQUESTED TO SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. A PREPAID ENVELOPE IS ENCLOSED
                               FOR THAT PURPOSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                PROXY STATEMENT

                           HOST MARRIOTT CORPORATION
                              10400 FERNWOOD ROAD
                         BETHESDA, MARYLAND 20817-1109

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 20, 1999
INTRODUCTION

This Proxy Statement (the "Proxy Statement") is being furnished to shareholders of Host Marriott Corporation, a Maryland corporation (the "Company"), in con-nection with the solicitation of proxies by the Board of Directors of the Com-pany (the "Board") from holders of record of the Company's outstanding shares of common stock, par value $.01 per share (the "Company Common Stock"), as of the close of business on March 29, 1999 (the "Annual Meeting Record Date") for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Thursday, May 20, 1999, at 11:00 a.m. in Salons 3, 4 and 5 of The Ritz-Carlton, Buckhead, located at 3434 Peachtree Road, Northeast, in Atlanta, Georgia, and at any adjournment or postponement thereof. This Proxy Statement is first being mailed to the Company's shareholders on April 15, 1999. The Company's Annual Report and the Company's Securities and Exchange Commission Form 10-K for the 1998 fiscal year ended December 31, 1998 are being mailed with this Proxy Statement to shareholders of record as of the Annual Meeting Record Date.

The Company is the successor to the former Host Marriott Corporation, a Dela-ware corporation, with which the Company merged on December 29, 1998. The pur-pose of the merger was to reincorporate the Company in Maryland. The merger was part of a series of transactions pursuant to which the Company and its subsidi-aries converted their business operations to qualify as a real estate invest-ment trust or "REIT" for federal income tax purposes. (For more information about these transactions, see the section entitled "The REIT Conversion" on page 21 of this Proxy Statement.) All references in this Proxy Statement to the "Company" shall also include the Company's predecessor Delaware corporation.

VOTING RIGHTS AND PROXY INFORMATION

Only holders of record of shares of Company Common Stock as of the close of business on the Annual Meeting Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Such holders of shares of Company Common Stock are entitled to one vote per share on any matter which may properly come before the Annual Meeting. The presence, ei-ther in person or by properly executed proxy, of the holders of a majority of the then outstanding shares of Company Common Stock is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the share-holders at such meeting. Instructions for voting by proxy are contained on the enclosed proxy card.

The affirmative vote of a plurality of shares of Company Common Stock present in person or represented by proxy and voting at the Annual Meeting is required to elect the Directors nominated pursuant to Proposal One. "Plurality" means that the individuals who receive the largest number of votes cast are elected as Directors up to the max- imum number of Directors to be chosen at the meet-ing. Consequently, any shares not voted, whether by abstention, "broker non-vote" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered or chooses not to vote on a par-ticular proposal) or otherwise, will have no impact in the election of Direc-tors, except to the extent that the failure to vote for an individual results in another individual's receiving a larger proportion of votes.

The affirmative vote of the holders of at least a majority of the shares of Company Common Stock present in person or represented by properly executed proxy and voting at the Annual Meeting is required to approve Proposals Two through Four. Under the Company's Articles of Incorporation, the affirmative vote of the holders of at least two-thirds of the total number of outstanding shares of Company Common Stock as of the Annual Meeting Record Date is required to approve Proposal Five. Shares represented at the Annual Meeting (either by properly executed proxy or in person) that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for pur-poses of determining the presence of a quorum. Abstentions and broker non-votes will be treated as unvoted for purposes of determining approval of Proposals Two through Five (and therefore will reduce the absolute number--although not the percentage--of the votes needed for approval) and will not be counted as votes for or against such proposals.

As of March 29, 1999, there were 227,520,088 shares of Company Common Stock outstanding and entitled to vote at the Annual Meeting.

All shares of Company Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated for Proposals One, Two, Three or Four, such proxies will be voted in accordance with the recommen-dations of the Board of Directors as set forth herein with respect to such pro-posals. If no instructions are indicated for Proposal Five, such proxies will be treated as abstentions. If any other matters are properly brought before the Annual Meeting, all shares that are represented by properly executed proxies may be voted in the discretion of the holders of the proxies named on the proxy card.

In the event that a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Annual Meeting with or without a vote of the shareholders. If the Company pro-poses to adjourn the Annual Meeting by a vote of the shareholders, the persons named in the enclosed proxy card will vote all shares of Company Common Stock for which they have voting authority in favor of such adjournment.

Any proxy given pursuant to this solicitation may be revoked by the person giv-ing it at any time before it is voted. Proxies may be revoked by (i) filing with First Chicago Trust Company of New York in its capacity as transfer agent for the Company (the "Transfer Agent"), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly ex-ecuting a later dated proxy relating to the same shares of Company Common Stock and delivering it to the Transfer Agent at or before the Annual Meeting, or
(iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice re-voking a proxy should be sent to First Chicago Trust Company of New York, P.O. Box 8611, Edison, New Jersey 08818-9119.

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to the beneficial owners of Company Common Stock of whom they have knowledge, and the Company will reimburse them for their expenses in so doing; and certain Directors, officers and other em-ployees of the Company, not specially employed for the purpose, may solicit proxies, without additional compensation therefor, by personal interview, mail, telephone or telegraph.

DIRECTORS

[PHOTO OF RICHARD E. MARRIOTT]

               Richard E.           Mr. Richard E. Marriott is a Director of
               Marriott*            Marriott International, Inc., Host
               Chairman of the      Marriott Services Corporation and the Pol-
               Board                ynesian Cultural Center, and he is Chair-
               Director since 1979  man of the Board of First Media Corpora-
               Age: 60              tion. He is a past President of the Na-
                                    tional Restaurant Association. In addi-
                                    tion, Mr. Marriott is the President and a
                                    Trustee of the Marriott Foundation for
                                    People with Disabilities. Mr. Marriott's
                                    term as a Director of the Company expires
                                    at the 2001 annual meeting of sharehold-
                                    ers. For additional information on Mr.
                                    Marriott, see "Executive Officers" below.
--------------------------------------------------------------------------------

[PHOTO OF J. W. MARRIOTT, JR.]

               J.W. Marriott,       Mr. J.W. Marriott, Jr. is Chairman of the
               Jr.*                 Board and Chief Executive Officer of
               Director since 1964  Marriott International, Inc., and a Direc-
               Age: 67              tor of Host Marriott Services Corporation,
                                    General Motors Corporation, the U.S.-Rus-sia Business Council and the Naval Academy
                                    Endowment Trust. He also serves on the
                                    Board of Directors of Georgetown Univer-sity and on the Board of Trustees of the National Geographic Society. He serves on the Executive Committee of the World
                                    Travel & Tourism Council and is a member of the Business Council. Mr. Marriott's term as a Director of the Company expires at the 1999 annual meeting of sharehold-ers.


--------------------------------------------------------------------------------

          * Richard E. Marriott and J. W. Marriott, Jr. are brothers.

[PHOTO OF R. THEODORE AMMON]

               R. Theodore Ammon    Mr. Ammon is a private investor and Chair-
               Director since       man of Big Flower Holdings, Inc. He was
               1992                 formerly a General Partner of Kohlberg
               Age: 49              Kravis Roberts & Company (a New York and
                                    San Francisco-based investment firm) from
                                    1990 to 1992, and was an executive of such firm prior to 1990. Mr. Ammon is also the Chairman of the Board of 24/7Media, Inc.
                                    and serves on numerous boards of privately held companies. In addition, he is in-volved in a number of not-for-profit orga-nizations, including as a member of the Board of Directors of The Municipal Art
                                    Society of New York, The New York YMCA and
                                    Jazz @ Lincoln Center, and of the Board of
                                    Trustees of Bucknell University. Mr.
                                    Ammon's term as a Director of the Company expires at the 2001 annual meeting of shareholders.

-------------------------------------------------------------------------------

[PHOTO OF ROBERT M. BAYLIS]

               Robert M. Baylis     Mr. Baylis is a Director of The Interna-
               Director since       tional Forum, an executive education pro-
               1996                 gram of the Wharton School of the Univer-
               Age: 60              sity of Pennsylvania. He was formerly Vice
                                    Chairman of CS First Boston. Mr. Baylis
                                    also serves as a Director of New York Life
                                    Insurance Company, Covance, Inc. and
                                    Gildan Activewear, Inc. In addition, he is an overseer of the University of Pennsyl-vania Museum of Archeology and Anthropolo-gy. Mr. Baylis's term as a Director of the Company expires at the 2000 annual meeting of shareholders.

-------------------------------------------------------------------------------

[PHOTO TERENCE C. GOLDEN]

               Terence C. Golden    Mr. Golden is President and Chief Execu-
               President and        tive Officer of the Company. He also
               Chief Executive      serves as Chairman of Bailey Realty Corpo-
               Officer              ration and Bailey Capital Corporation and
               Director since 1995  various affiliated companies. In addition,
               Age: 54              Mr. Golden is a Director of Prime Retail,
                                    Inc., Cousins Properties, Inc., Potomac
                                    Electric Power Company, The Morris and
                                    Gwendolyn Cafritz Foundation and the Dis-trict of Columbia Early Childhood Collabo-rative. He is also a member of the Execu-tive Committee of the Federal City Coun-cil. Mr. Golden's term as a Director of the Company expires at the 2000 annual meeting of shareholders. For additional information on Mr. Golden, see "Executive
                                    Officers" below.

-------------------------------------------------------------------------------

[PHOTO ANN DORE MCLAUGHLIN]

               Ann Dore             Ms. McLaughlin is Chairman of the Aspen
               McLaughlin           Institute. She formerly served as Presi-
               Director since       dent of the Federal City Council from 1990
               1993                 until 1995. Ms. McLaughlin has served with
               Age: 57              distinction in several United States Ad-
                                    ministrations in such positions as Secre-tary of Labor and Under Secretary of the Department of the Interior. She also serves as a Director of AMR Corporation, Fannie Mae, General Motors Corporation,
                                    Kellogg Company, Nordstrom, Inc., Union
                                    Camp Corporation, Donna Karan Internation-al, Inc., Vulcan Materials Company and
                                    Harman International Industries, Inc. Ms.
                                    McLaughlin's term as Director of the Com-pany expires at the 2000 annual meeting of shareholders.

-------------------------------------------------------------------------------

[PHOTO JOHN G. SCHREIBER]

               John G. Schreiber    Mr. Schreiber is President of Schreiber
               Director since       Investments, Inc. and a senior advisor and
               1998                 partner of Blackstone Real Estate Advisors
               Age: 52              L.P., an affiliate of The Blackstone Group
                                    L.P. He serves as a Trustee of AMLI Resi-dential Properties Trust and as a Director of Urban Shopping Centers, Inc., JMB Re-alty Corporation, The Brickman Group, Ltd.
                                    and a number of mutual funds advised by T.
                                    Rowe Price Associates, Inc. Prior to his retirement as an officer of JMB Realty
                                    Corporation in 1990, Mr. Schreiber was
                                    Chairman and Chief Executive Officer of
                                    JMB/Urban Development Company and an Exec-utive Vice President of JMB Realty Corpo-ration. Mr. Schreiber's term as Director of the Company expires at the 1999 annual meeting of shareholders.

-------------------------------------------------------------------------------

[PHOTO HARRY L. VINCENT, JR.]

               Harry L. Vincent,    Mr. Vincent is a retired Vice Chairman of
               Jr.                  Booz-Allen & Hamilton, Inc. He also served
               Director since 1969  as a Director of Signet Banking Corpora-
               Age: 79              tion from 1973 until 1989. Mr. Vincent's
                                    term as Director of the Company expires at the 1999 annual meeting of shareholders.

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                                       5

PRINCIPAL SHAREHOLDERS

Set forth below is the beneficial ownership as of March 29, 1999 of Company Common Stock and of units of limited partner interest in Host Marriott, L.P. ("OP Units") by each Director of the Company, each nominee, each executive officer named in the Summary Compensation Table (Table I) included elsewhere in this Proxy Statement, and by all Directors and executive officers of the Company as a group, and, to the best of the Company's knowledge, by beneficial owners of 5% or more of Company Common Stock or OP Units. Information with respect to ownership of OP Units is included in the following table because the OP Units are redeemable for shares of Company Common Stock.

                                                                                                     % of All
                           Number of       % of Shares                           % of Company         Company
                       Shares of Company   of Company    Number of     % of      Common Stock      Common Stock
Name                     Common Stock    Common Stock(1)  OP Units  OP Units(2) and OP Units(3) and All OP Units(4)
----                   ----------------- --------------- ---------- ----------- --------------- -------------------
Directors:
R. Theodore Ammon(5).         17,455            *                 0      *             *                 *
Robert M. Baylis(5)..         24,307            *                 0      *             *                 *
Terence C. Golden(6).      1,333,970           0.59               0      *            0.59              0.46
J.W. Marriott,
 Jr.(6)(7)(8)........     13,017,492           5.72          17,055     0.03          5.73              4.46
Richard E.
 Marriott(6)(8)(9)...     13,788,787           6.06          14,402     0.02          6.07              4.73
Ann Dore
 McLaughlin(5).......         11,263            *                 0      *             *                 *
John G.
 Schreiber(5)(10)....            898            *        36,855,538    57.07         13.94             12.62
Harry L. Vincent,
 Jr.(5)..............         30,063           0.01               0      *            0.01              0.01

Non-Director
 Executive Officers:
Christopher J.
 Nassetta(6).........        733,229           0.32               0      *            0.32              0.25
Robert E. Parsons,
 Jr.(6)..............        676,662           0.30               0      *            0.30              0.23
Christopher G.
 Townsend(6).........        216,999           0.09               0      *            0.09              0.07

All Directors and
 Executive Officers
 as a group
 (12 persons,
 including the
 foregoing)(6)(11)...     25,652,245          11.27      36,886,995    57.12         23.65             21.41

Certain Beneficial
 Owners:
Blackstone
 Entities(12)........              0            *        43,778,760    67.79         16.14             14.99
FMR Corp.(13)........     12,587,900           5.53               0      *            5.53              4.31
Harris Associates,
 L.P.(14)............     11,452,190           5.03               0      *            5.03              3.92
Southeastern Asset
 Management,
 Inc.(15)............     40,249,200          17.69               0      *           17.69             13.78

-------
  * Reflects ownership of less than l/l00th of 1%.
 (1) Any descriptions of ownership or aggregations of ownership of Company Common Stock within this Proxy Statement are based upon the disclosure requirements of the federal securities laws, and are not an indication of ownership of Company Common Stock under the Internal Revenue Code of
     1986. as amended, or for purposes of the ownership limitations set forth in the Company's Articles of Incorporation.
 (2) Represents the number of OP Units held by the named person or entity as a percentage of the total number of OP Units held by persons or entities other than the Company and its subsidiaries (64,578,687 OP Units). As of March 29, 1999, the Company and its subsidiaries held an aggregate of 227,520,088 OP Units, but such OP Units do not figure into any of the to-tals or calculations used in this table.
 (3) Assumes that all OP Units held by the named person or entity are redeemed for shares of Company Common Stock on a one-for-one basis, but that none of the OP Units held by other persons or entities are redeemed for shares of Company Common Stock.
 (4) Assumes that all outstanding OP Units held by persons or entities other than the Company and its subsidiaries are redeemed for shares of Company Common Stock on a one-for-one basis, which would bring the total number of shares of Company Common Stock to 292,098,775 when added to the number of shares of Company Common Stock outstanding as of March 29, 1999.
 (5) The number of shares of Company Common Stock includes the deferred shares awarded annually to non-employee Directors under the Company's Non-Em-ployee Directors' Deferred Stock Compensation Plan and, for Mr. Ammon,
     Mr. Baylis, Ms. McLaughlin and Mr. Vincent, the special one-time award of deferred shares under such plan in 1997.
 (6) Includes (i) the shares of restricted stock granted under the Company's 1993 and 1997 Comprehensive Stock Incentive Plans, which are voted by the holder thereof, and (ii) the following number of shares which could be acquired by the named persons through the exercise of stock options within 60 days of March 29, 1999: for J.W. Marriott, Jr., 209,508 shares; for Mr. Parsons, 18,229 shares; for Mr. Townsend, 6,676 shares; and for all Directors and executive officers as a group, 260,573 shares. For additional information, see Tables I and II under the caption "Executive Officer Compensation." Does not in-clude any other shares reserved, contingently vested or awarded under the above-named plans.
 (7) Includes: (i) 2,046,181 shares held in trust for which J.W. Marriott, Jr. is the trustee or a co-trustee; (ii) 68,426 shares held by the wife of J.W. Marriott, Jr.; (iii) 765,847 shares held in trust for which the wife of J.W. Marriott, Jr. is the trustee or a co-trustee; (iv) 2,665,091 shares held by the J. Willard and Alice S. Marriott Foundation of which J.W. Marriott, Jr. is a co-trustee; (v) 2,707,590 shares held by a lim-ited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling shareholder; and (vi) 80,000 shares held by a limited partnership whose general partner is J.W. Marriott, Jr. Does not include shares held by the adult children of J.W. Marriott, Jr.; J.W. Marriott, Jr. disclaims beneficial ownership of all such shares.
 (8) J.W. Marriott, Jr., Richard E. Marriott, their mother Alice S. Marriott and other members of the Marriott family and various trusts established by members of the Marriott family owned beneficially an aggregate of 25,201,621 shares, or 11.08% of the total shares outstanding of Company Common Stock, as of March 29, 1999.
 (9) Includes: (i) 1,903,440 shares held in trust for which Richard E.
     Marriott is the trustee or a co-trustee; (ii) 74,154 shares held by the wife of Richard E. Marriott; (iii) 603,828 shares held in trust for which the wife of Richard E. Marriott is the trustee or a co-trustee; (iv) 2,665,091 shares held by the J. Willard and Alice S. Marriott Foundation of which Richard E. Marriott is a co-trustee; and (v) 2,503,066 shares held by a corporation of which Richard E. Marriott is the controlling shareholder. Does not include shares held by the adult children of Rich-ard E. Marriott; Richard E. Marriott disclaims beneficial ownership of all such shares.
(10) With respect to the calculations regarding OP Units, the listed figures represent the number of OP Units deemed beneficially owned by Mr. Schrei-ber as the result of his sharing dispositive power over such OP Units which are held by several of the Blackstone Entities (as defined in foot-note 12 below). Mr. Schreiber has reported in a Schedule 13D under the Exchange Act, filed with the Commission, shared dispositive power over 34,768,246 OP Units and no voting power over any of the OP Units. Addi-tional OP Units were issued to the Blackstone Entities following the fil-ing of the Schedule 13D by the Blackstone Entities and Mr. Schreiber, and the number of OP Units listed in the table as being beneficially owned by Mr. Schreiber reflects the adjustment made to the OP Units over which he had reported shared dispositive power. The OP Units which are listed in the table as being beneficially owned by Mr. Schreiber are also included in the total and calculations for the Blackstone Entities elsewhere in the table.
(11) Includes the total number of shares held by trusts for which both J.W. Marriott, Jr. and Richard E. Marriott are co-trustees. Beneficial owner-ship of such shares is attributable to each of J.W. Marriott, Jr. and Richard E. Marriott in the table above under the Director subheading, but such shares are included only once in reporting the total number of shares owned by all Directors and executive officers as a group. All Di-rectors and executive officers as a group (other than members of the Marriott family) owned beneficially an aggregate of 3,154,808 shares, or 1.39% of the total shares outstanding of Company Common Stock as of March 29, 1999. In addition, the Company's Retirement and Savings Plan owned 83,456 shares, or 0.04% of the total shares outstanding of Company Common Stock as of March 29, 1999.
(12) The Blackstone Entities constitute The Blackstone Group L.P. and a series of partnerships, persons and other entities affiliated with Blackstone
     Real Estate Associates. The Blackstone Entities, as a group, have re-ported in a Schedule 13D under the Exchange Act, filed with the Commis-sion, beneficial ownership of an aggregate of 40,463,844 OP Units, with varying levels of dispositive power and voting power over such OP Units depending upon the partnership, person or entity involved. Additional OP Units were issued to the Blackstone Entities following the filing of the
     Schedule 13D by the Blackstone Entities, and the number of OP Units listed in the table as being beneficially owned by the Blackstone Enti-ties includes such additional OP Units. The principal business address of the Blackstone Entities is 345 Park Avenue, 31st Floor, New York, New
     York 10154.
(13) Represents shares of Company Common Stock held by FMR Corp. ("FMR") and its subsidiary, Fidelity Management & Research Company ("FM&R"), as de-rived from information that FMR has reported in a Schedule 13G under the Exchange Act, filed with the Commission. Such Schedule 13G indicates that FMR, through its control of FM&R and certain investment funds for which FM&R acts as an investment adviser, has sole power to dispose of 12,587,900 shares of Company Common Stock owned by such investment funds, including the 12,528,400 shares of Company Common Stock (or 5.51% of the total shares outstanding of Company Common Stock as of March 29, 1999) held by the Fidelity Magellan Fund. FMR has no power to vote or direct the voting of the shares of Company Common Stock owned by the investment funds, which power resides with the Board of Trustees of such investment funds. The Schedule 13G filed by FMR also indicates that its investment funds own an aggregate of 893,600 shares of the Company's convertible preferred securities, which would be convertible under certain circum-stances into 2,677,045 shares of Company Common Stock. The principal business address for FMR and FM&R is 82 Devonshire Street, Boston, Massa-chusetts 02109-3614.
(14) Represents shares of Company Common Stock held by Harris Associates L.P. and Harris Associates, Inc., its general partner (collectively, "Har-ris"). Harris has reported in a Schedule 13G under the Exchange Act, filed with the Commission, sole dispositive power over 7,499,990 shares and shared dispositive power over 3,952,200 shares. Of these shares, Har-ris has reported no sole voting power over any of the shares and shared voting power over all 11,452,190 shares. The principal business address of Harris is Two North LaSalle Street, Suite 500, Chicago, Illinois 60602-3790.
(15) Represents shares of Company Common Stock held by Southeastern Asset Man-agement, Inc. ("Southeastern"), which acts as an investment adviser for certain investment funds. Southeastern has reported in a Schedule 13G un-der the Exchange Act, filed with the Commission, sole dispositive power over 23,956,200 shares, shared dispositive power over 16,234,000 shares and no dispositive power over 59,000 shares. Of these shares, Southeast-ern has reported sole voting power over 19,876,600 shares, shared voting power over 16,234,000 shares and no voting power over 4,138,600 shares.
     The principal business address of Southeastern is 6410 Poplar Avenue, Suite 900, Memphis, Tennessee 38119.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Presently, the Board of Directors is composed of eight members, six of whom are not officers or employees of the Company. The Board met eleven times in 1998. Each Director attended 75% or more of the meetings held during 1998 for the period during which he or she was a Director.

The Board has adopted three standing committees: (i) Audit, (ii) Compensation Policy and (iii) Nominating and Corporate Governance. The Audit Committee is composed of five Directors who are not employees of the Company, namely, R. Theodore Ammon (Chair), Harry L. Vincent, Jr., Ann Dore McLaughlin, Robert M. Baylis and John G. Schreiber. The Audit Committee meets at least three times a year with the independent auditors, management representatives and internal auditors; recommends to the Board of Directors appointment of independent au-ditors; approves the scope of audits and other services to be performed by the independent and internal auditors; considers whether the performance of any professional service by the auditors other than services provided in connec-tion with the audit function could impair the independence of the outside au-ditors; and reviews the results of internal and external audits, the account-ing principles applied in financial reporting, and financial and operational controls. The independent auditors and internal auditors have unrestricted ac-cess to the Audit Committee and vice versa. The Audit Committee met five times in 1998. Each member attended 75% or more of the meetings held in 1998 for the period during which he or she was a Director. No membership changes are con-templated for 1999.

The Compensation Policy Committee is composed of six Directors who are not em-ployees of the Company, namely, Harry L. Vincent, Jr. (Chair), R. Theodore Ammon, Robert M. Baylis, J.W. Marriott, Jr., Ann Dore McLaughlin and John G. Schreiber. The Compensation Policy Committee's functions include recommenda-tions on policies and procedures relating to senior officers' compensation and various employee stock plans, and approval of individual salary adjustments and stock awards in those areas. The Compensation Policy Committee met ten times in 1998, and a subcommittee of the Compensation Policy Committee met two times in 1998. Each member attended 75% or more of the meetings held in 1998 for the period during which he or she was a Director. No membership changes are contemplated for 1999.

The Nominating and Corporate Governance Committee is composed of six Directors who are not employees of the Company, namely, Ann Dore McLaughlin (Chair), Harry L. Vincent, Jr., R. Theodore Ammon, Robert M. Baylis, J.W. Marriott, Jr. and John G. Schreiber. It considers candidates for election as Directors and is responsible for keeping abreast of and making recommendations with respect to corporate governance in general. In addition, the Nominating and Corporate Governance Committee fulfills an advisory function with respect to a range of matters affecting the Board of Directors and its Committees, including the making of recommendations with respect to qualifications of Director candi-dates, compensation of Directors, the selection of committee chairs, committee assignments and related matters affecting the functioning of the Board. The Nominating and Corporate Governance Committee met eight times in 1998. Each member attended 75% or more of the meetings held in 1998 for the period during which he or she was a Director. No membership changes are contemplated for 1999.

COMPENSATION OF DIRECTORS

Directors who are also officers of the Company receive no additional compensa-tion for their services as Directors. Directors who are not officers receive an an-nual retainer fee of $30,000 as well as an attendance fee of $1,250 for each shareholders' meeting, meeting of the Board of Directors or meeting of a com-mittee of the Board of Directors, regardless of the number of meetings held on a given day. The chair of each committee of the Board of Directors receives an additional annual retainer fee of $1,000, except for the chair of the Compensa-tion Policy Committee, Mr. Vincent, who receives an annual retainer fee of $6,000. (The higher annual retainer fee paid to the chair of the Compensation Policy Committee relates to his additional duties which include, among other things, the annual performance appraisal of the chief executive officer on be-half of the Board, although the final performance appraisal is determined by the Board.) Any individual Director receiving these fees may elect to defer payment of all or any portion of such fees pursuant to the Company's Executive Deferred Compensation Plan and/or the Company's Non-Employee Directors' De-ferred Stock Compensation Plan. Directors are also reimbursed for travel ex-penses and other out-of-pocket costs incurred in attending meetings or in vis-iting Marriott or Ritz-Carlton hotels or other properties controlled by the Company or by Marriott International, Inc.

In addition, pursuant to the Company's Non-Employee Directors' Deferred Stock Compensation Plan (the "Non-Employee Directors' Stock Plan"), those Directors who are not employees of the Company or its affiliates (other than J.W. Marriott, Jr.) have received an annual award of 750 deferred shares of Company Common Stock. (Pursuant to the terms of the Non-Employee Directors' Stock Plan, all awards of deferred shares under the plan have been proportionately adjusted to reflect the distribution of the common stock of Crestline Capital Corpora-tion and the special dividend to the Company's shareholders, as further de-scribed in this Proxy Statement under the heading "The REIT Conversion.") Upon the proposal of the Company's senior management, the Board has amended the Non-Employee Directors' Stock Plan to replace the fixed annual award of 750 de-ferred shares of Company Common Stock with an annual award of deferred shares having a value equal to the amount of the annual retainer fee paid to Directors who are not employees of the Company or its affiliates. The Board has also amended the Non-Employee Directors' Stock Plan to permit participants under the plan to be credited with dividend equivalents which are equal in value to the dividends paid with respect to shares of Company Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's ex-ecutive officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of owner-ship and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been es-tablished, and the Company is required to report in this Proxy Statement any failure to file by these dates. All of these filing requirements were satisfied by the Company's executive officers and Directors in 1998.

EXECUTIVE OFFICERS

Set forth below is certain information with respect to the persons who are cur-rently serving as executive officers of the Company.

                                     Business Experience Prior to Becoming
Name and Title           Age          an Executive Officer of the Company
--------------           ---         -------------------------------------
Richard E. Marriott       60 Richard E. Marriott joined the Company in 1965 and
 Chairman of the Board       has served in various executive capacities. In 1979,
                             Mr. Marriott was elected to the Board of Directors.
                             In 1984, he was elected Executive Vice President,
                             and in 1986, he was elected Vice Chairman of the
                             Board of Directors. In 1993, Mr. Marriott was
                             elected Chairman of the Board.

Terence C. Golden         54 Terence C. Golden was named President and Chief Ex-
 President and Chief         ecutive Officer of the Company in 1995. Prior to
 Executive Officer           joining the Company, Mr. Golden was Chairman of Bai-
                             ley Realty Corporation and prior to that had served
                             as Chief Financial Officer of The Oliver Carr Compa-
                             ny. Before joining The Oliver Carr Company, he
                             served as Administrator of the General Services Ad-
                             ministration and as Assistant Secretary of Treasury,
                             and he was co-founder and national managing partner
                             of Trammel Crow Residential Companies.

Christopher J. Nassetta   36 Christopher J. Nassetta joined the Company in Octo-
 Executive Vice              ber 1995 as Executive Vice President and was elected
 President and Chief         Chief Operating Officer of the Company in 1997.
 Operating Officer           Prior to joining the Company, Mr. Nassetta served as
                             President of Bailey Realty Corporation from 1991 un-
                             til 1995. He had previously served as Chief Develop-
                             ment Officer and in various other positions with The
                             Oliver Carr Company from 1984 through 1991.

Robert E. Parsons, Jr.    43 Robert E. Parsons, Jr. joined the Company's Corpo-
 Executive Vice              rate Financial Planning staff in 1981 and was made
 President and Chief         Assistant Treasurer in 1988. In 1993, Mr. Parsons
 Financial Officer           was elected Senior Vice President and Treasurer of
                             the Company, and in 1995, he was elected Executive
                             Vice President and Chief Financial Officer of the
                             Company.

Christopher G. Townsend   51 Christopher G. Townsend joined the Company's Law De-
 Senior Vice President,      partment in 1982 as a Senior Attorney. In 1984, Mr.
 General Counsel and         Townsend was made Assistant Secretary of the Compa-
 Corporate Secretary         ny, and in 1986, he was made Assistant General Coun-
                             sel. In 1993, Mr. Townsend was elected Senior Vice
                             President, Corporate Secretary and Deputy General
                             Counsel. In January 1997, he was elected General
                             Counsel.


                                    Business Experience Prior to Becoming
Name and Title          Age          an Executive Officer of the Company
--------------          ---         -------------------------------------
Donald D. Olinger        40 Donald D. Olinger joined the Company in 1993 as
 Senior Vice President      Director--Corporate Accounting. Later in 1993, Mr.
 and Corporate              Olinger was promoted to Senior Director and Assis-
 Controller                 tant Controller. He was promoted to Vice President--
                            Corporate Accounting in 1995. In 1996, he was
                            elected Senior Vice President and Corporate Control-
                            ler. Prior to joining the Company, Mr. Olinger was
                            with the public accounting firm of Deloitte & Tou-
                            che.

EXECUTIVE OFFICER COMPENSATION

Summary of Compensation

The table below sets forth a summary of the compensation paid by the Company for the last three fiscal years to the Chief Executive Officer of the Company and the four additional most highly compensated executive officers of the Com-pany for the Company's fiscal year 1998.

TABLE I

                          SUMMARY COMPENSATION TABLE

                                                                         Restricted  All Other
                                                       Other Annual        Stock      Compen-
                             Fiscal Salary(1) Bonus(2) Compensation     Awards(3)(4) sation(5)
Name and Principal Position   Year     ($)      ($)        ($)              ($)         ($)
---------------------------  ------ --------- -------- ------------     ------------ ---------
Richard E. Marriott           1998   290,450  116,180    275,607(6)(7)    2,138,750    23,923
 Chairman of the Board        1997   271,449  108,580    212,324(6)(7)            0    22,668
                              1996   262,951  105,180    223,162(6)(7)            0    21,439

Terence C. Golden             1998   669,782  602,804     67,489(8)      11,800,000    73,051
 President and Chief          1997   619,045  557,141     58,783(8)         354,693    66,105
 Executive Officer            1996   600,017  480,013          0         10,476,603   560,827(9)

Christopher J. Nassetta       1998   382,563  286,922          0          7,375,000    36,970
 Executive Vice President     1997   338,889  254,167          0                  0    36,231
 and Chief Operating          1996   328,447  263,490          0          3,647,513   119,168(9)
  Officer

Robert E. Parsons, Jr.        1998   369,583  277,187          0          6,195,000    36,970
 Executive Vice President     1997   338,889  254,167          0                  0    36,231
 and Chief Financial          1996   328,447  263,490          0          3,658,277    26,273
  Officer

Christopher G. Townsend       1998   215,904  118,747          0          1,696,250    19,683
 Senior Vice President        1997   202,962  111,629          0          1,015,800    18,405
 and General Counsel          1996   186,232  102,428          0                  0    15,891

--------
 (1) Fiscal year 1996 base salary earnings were for 53 weeks. All other fiscal year base salary earnings were for 52 weeks. Salary amounts include base salary earned and paid in cash during the fiscal year and the amount of base salary deferred at the election of the named executive officer under the Company's Executive Deferred Compensation Plan. An increase in base salary for the period November 2, 1997 through the end of the fiscal year was paid in 1998 and reported as 1997 earnings. The 1998 salary includes a competitive pay adjustment, paid in 1999 but effective as of November 2, 1998 and reported as 1998 earnings, resulting from a compensation study conducted by an independent consulting firm retained by the Compen-sation Policy Committee of the Board of Directors (the "Committee").
 (2) Bonus includes the amount of cash bonus earned pursuant to the Company's Performance-Based Annual Incentive Bonus Plan (which was approved by the shareholders in 1996) and to the named individual's performance-based bo-nus plan during the fiscal year and either paid subsequent to the end of each fiscal year or deferred under the Executive Deferred Compensation Plan.
 (3) Restricted Stock. Restricted stock awards are subject to general restric-tions, such as continued employment, and performance restrictions. Hold-ers of restricted stock receive dividends and exercise voting rights on their restricted shares. For the 1998 award (effective in 1999) the named executive officers have agreed that any cash dividends on the shares of restricted stock shall, after withholding for or payment of any taxes due on the dividends, be reinvested in shares of Company Common Stock either through a dividend reinvestment program or otherwise. Deferred Bonus Stock. The amount of a deferred bonus stock award generally equals 20 percent of each individual's annual cash bonus award, based on the stock price on the last trading day for the fiscal year. Holders of deferred bonus stock awards do not receive dividends or exercise voting rights on their deferred bonus stock until such stock has been distributed to them. The recipient can designate an award as current, which is distributed in 10 annual installments beginning one year after the award is granted, or deferred, which is distributed in a lump sum or in up to 10 annual in-stallments following termination of employment. Deferred bonus stock awards contingently vest in 10 equal annual installments beginning one year after the award is granted.

 (4) In late 1998, the Committee approved the grant of restricted stock to certain key employees of the Company, including the Chief Executive Offi-cer and the four additional most highly compensated executive officers, which became effective in 1999 and vests over a three-year period (the "1998 Award"). Under the terms of the 1998 Award, restricted shares granted in previous years which would have vested for time and perfor-mance periods beginning on and after January 1, 1999, and for Mr. Marriott ending before January 1, 2002, were forfeited and replaced by the 1998 Award. The 1998 Award reflects the dollar value of the re-stricted shares at the date of grant without adjustments for any shares granted in previous years that were forfeited and replaced. Seventy per-cent of the shares under the 1998 Award have performance restrictions and thirty percent have general restrictions conditioned upon continued em-ployment. The performance criteria are based upon the measurement of the Company's annual stock performance (Shareholder Return Performance) and the relative performance of the Company stock measured against a pub-lished peer index (Relative Performance), subject to approval by the Com-mittee. For shares awarded during 1996 and 1997, sixty percent of the shares awarded to each executive officer had annual performance restric-tions, and forty percent of the shares awarded had general restrictions conditioned upon continued employment. The total number of restricted or deferred shares held by each named executive officer as of the end of the 1998 fiscal year (exclusive of the 1998 Award itself, but inclusive of the shares forfeited in connection with the 1998 Award), and the aggre-gate value of these shares is as follows:

     Named Executive   Restricted Stock Deferred Bonus Stock Aggregate Value at 12/31/98
     ---------------   ---------------- -------------------- ---------------------------
     Mr.
      Marriott             240,000                 0                 $3,277,440
     Mr.
      Golden               549,020                 0                 $7,497,417
     Mr.
      Nassetta             292,475                 0                 $3,994,039
     Mr.
      Parsons              308,754             3,666                 $4,291,522
     Mr.
      Townsend              60,000             3,652                 $1,180,503

  The following chart shows (i) the total number of restricted shares granted in the 1998 Award, (ii) the total number of restricted shares previously granted which were forfeited as a condition of receiving the 1998 Award, and (iii) the total number of restricted shares granted in the 1998 Award as adjusted to reflect the initial earnings and profits dividend made pur-suant to the conversion of the Company into a real estate investment trust (including the spin-off of Crestline Capital Corporation):

                         1998 Restricted Stock     Previous Restricted   1998 Restricted Stock
     Named Executive   Awards (before adjustment) Stock Awards Forfeited Awards (as adjusted)
     ---------------   -------------------------- ---------------------- ---------------------
     Mr.
      Marriott                  145,000                  120,000                150,176
     Mr.
      Golden                    800,000                  345,128                895,151
     Mr.
      Nassetta                  500,000                  121,255                578,414
     Mr.
      Parsons                   420,000                  130,986                479,837
     Mr.
      Townsend                  115,000                   18,667                134,945

 (5) This column represents Company matching contributions made under the Company's Retirement and Savings Plan and Executive Deferred Compensation Plan for fiscal year 1998, as follows:

                                  Retirement and                       Executive Deferred
     Named Executive               Savings Plan                        Compensation Plan
     ---------------              --------------                       ------------------
     Mr. Marriott                     $9,600                                $14,324
     Mr. Golden                       $9,600                                $63,451
     Mr. Nassetta                     $9,600                                $27,370
     Mr. Parsons                      $9,600                                $27,370
     Mr. Townsend                     $9,600                                $10,083

 (6) Effective beginning in 1996, Mr. Marriott waived (i) payments due to be made to him under the Executive Deferred Compensation Plan following his retirement and (ii) Company Common Stock due to be distributed to him un-der the Company's 1993 Comprehensive Stock Incentive Plan (the "1993 Stock Incentive Plan") following his retirement as an officer of the Com-pany. The payments and stock distributions that were waived were dis-closed in earlier proxy statements of the Company. In connection with this waiver, the Company entered into an arrangement to purchase life in-surance policies for the benefit of a trust established by Mr. Marriott. The cost of the life insurance policies to the Company has been actuari-ally determined and will not exceed the projected after-tax cost the Com-pany expected to incur in connection with the payments under the Execu-tive Deferred Compensation Plan and the stock distributions under the 1993 Stock Incentive Plan that were waived by Mr. Marriott.
 (7) Amount also includes $97,000, $92,000, and $86,700 in 1998, 1997 and
     1996, respectively, for the allocation of Company personnel costs for non-Company business, and $133,626, $101,535 and $108,194 in 1998, 1997 and 1996, respectively, for additional cash compensation to cover taxes payable for all other compensation in this column.
 (8) Amount represents reimbursement of travel expenses of Mr. Golden's spouse when she accompanies him on Company business trips, plus additional cash compensation to cover taxes payable for such reimbursement.
 (9) As part of their restricted stock agreements with the Company, Mr. Golden and Mr. Nassetta were awarded 44,910 and 8,421 shares of Company Common Stock, respectively, on February 1, 1996. The value of the shares on the date of grant was $516,465 for Mr. Golden and $96,842 for Mr. Nassetta.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

The table below sets forth information as of December 31, 1998 concerning the issuance of stock appreciation rights ("SARs") in the last fiscal year. Effec-tive as of December 29, 1998, the Company entered into an issuance agreement with Mr. R.E. Marriott pursuant to which all of his outstanding options for Company Common Stock were canceled and replaced with SARs on equivalent eco-nomic terms. The Company did not grant any other options or SARs to the named executive officers listed on the Executive Compensation table above in fiscal year 1998.

TABLE II

                        SAR GRANTS IN LAST FISCAL YEAR

                                                                             Potential Realizable Value
               Number of  Percentage of                                        at Assumed Annual Rates
               Securities   Total SARs                                       of Stock Price Appreciation
               Underlying   Granted to   Exercise or Market Price                 for SAR Term ($)
                  SARs     Employees in  Base Price    on Grant   Expiration ---------------------------
Name           Granted(1) Fiscal Year(%)     ($)       Date($)       Date     0%(2)     5%        10%
----           ---------- -------------- ----------- ------------ ---------- ------- --------- ---------
R.E. Marriott    29,930        45.7        1.1990      13.6560    10/12/2005 372,838   533,227   744,731
R.E. Marriott    19,395        27.8        2.2075      13.6560    10/03/2006 222,044   340,870   512,347
R.E. Marriott    17,360        26.5        2.7070      13.6560    10/20/2007 190,075   311,565   501,976
                 ------       -----                                          ------- --------- ---------
Total            66,685       100.0                                          784,957 1,185,662 1,759,054

--------
 (1) The SARs listed in this table replace options previously granted and re-ported in the amounts of 25,000, 16,200 and 14,500, respectively, which were canceled pursuant to the issuance agreement described above. The number of SARs has been adjusted to reflect the distribution of all of the outstanding common stock of Crestline Capital Corporation and the re-mainder of the earnings and profits dividend in connection with the REIT Conversion.
 (2) For years prior to this year's conversion of Mr. Marriott's outstanding stock options to SARs, these amounts were reported as Exercisable under the "Value of Unexercised In-the-Money Options" on the Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values Table (see Table III).

Aggregated Stock Option Exercises and Year-End Value

The table below sets forth, on an aggregated basis, (1) information regarding the exercise during fiscal year 1998 of options to purchase Company Common Stock (and shares of common stock of other companies which the Company has previously spun off) by each of the named executive officers listed on the Ex-ecutive Compensation table above, and (2) the value on December 31, 1998 of all unexercised options held by such individuals. Terence C. Golden and Chris-topher J. Nassetta do not have any options to purchase stock in any of the companies listed in the following table.

TABLE III

                     AGGREGATED STOCK OPTION EXERCISES IN
              LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                         Number of Shares                 Value of Unexercised
                                                      Underlying Unexercised             In-the-Money Options at
                                                   Options at Fiscal Year End(2)           Fiscal Year End(3)
                                                                (#)                                ($)
                                                   ----------------------------------   -------------------------
                                Shares
                               Acquired    Value
                              on Exercise Realized
Name               Company(1)     (#)       ($)     Exercisable        Unexercisable    Exercisable Unexercisable
----               ---------- ----------- -------- ----------------   ---------------   ----------- -------------
R.E. Marriott           HM           0          0             0              0                   0         0
                       HMS           0          0        11,140              0             100,223         0
                        MI           0          0       122,634              0           3,008,980         0
                     TOTAL           0          0       133,525              0           3,109,203         0

R.E. Parsons, Jr.       HM       5,000     75,853        18,229              0             197,022         0
                       HMS       1,000     11,667         3,045              0              25,299         0
                        MI       1,625    104,877             0              0                   0         0
                     TOTAL       7,625    192,397        21,274              0             222,321         0

C.G. Townsend           HM           0          0         8,353              0              90,816         0
                       HMS       1,395     15,927             0              0                   0         0
                        MI           0          0             0              0                   0         0
                     TOTAL       1,395     15,927         8,353              0              90,816         0

--------
(1) "HM" represents options to purchase Company Common Stock. "HMS" represents options to purchase Host Marriott Services Corporation ("HM Services") common stock. "MI" represents options to purchase Marriott International, Inc. ("Marriott International") common stock.
(2) The number and terms of these options reflect several adjustments made as a result of the spin-off of Marriott International from the Company in Oc-tober 1993; the spin-off of HM Services from the Company in December 1995; the spin-off of Marriott International from Sodexho Marriott Services Cor-poration in March 1998; and the conversion of the Company into a real es-tate investment trust (and the related spin-off of Crestline Capital Cor-poration) in December 1998, each in accordance with the applicable em-ployee benefit plans covering those options. These adjustments preserved, but did not increase or decrease, the economic value of the options.
(3) Based on a per share price for Company Common Stock of $13.656, a per share price for HM Services common stock of $10.344, and a per share price for Marriott International common stock of $29.5940. These prices reflect the average of the high and low trading prices on the New York Stock Ex-change on December 31, 1998.

Employment Arrangements

Certain of the terms and conditions of employment of Messrs. Golden, Nassetta, Parsons and Townsend, are governed by a written "Key Executives/Termination of Employment" policy. The policy provides a basic framework to govern the termi-nation of employment under specific circumstances. This policy is not a binding contract and can be changed by the Company unilaterally at any time. The terms of the policy are subject to the approval of the Board of Directors or the Chief Executive Officer/President, as applicable.

Certain of the terms and conditions of Mr. Golden's employment are also gov-erned by a written employment agreement which provides for an annual salary of $575,000, which was increased to $653,000 for 1998. Under the agreement, in the event of a "termination event" (defined as the significant reduction in Mr. Golden's responsibilities, a requirement to relocate, a change in control, a change in his responsibility to the Company's Chairman or his failure to re-ceive a bonus equal to at least half of the maximum bonus available to be earned for a particular year), Mr. Golden will receive a payment equal to one year's salary and an amount equal to the maximum bonus that could have been earned for the year in which such termination event occurs, and the restric-tions will be lifted on all remaining restricted stock held by Mr. Golden. If terminated without cause, Mr. Golden will receive one year's salary and bonus and the restrictions will be lifted on the restricted stock that is not subject to performance goals. In the event of termination for cause or resignation, Mr. Golden will receive no termination payment and restricted stock will be can-celed.

1998 Employee Benefits Allocation Agreement

As part of the conversion of the Company into a real estate investment trust, the Company, Host Marriott, L.P. (the "Operating Partnership") and Crestline Capital Corporation ("Crestline") entered into an Employee Benefits and Other Employment Matters Allocation Agreement (the "Allocation Agreement") which gov-erns the allocation of responsibilities with respect to various compensation, benefits and labor matters. Under the Allocation Agreement, Crestline assumed from the Company certain liabilities relating to covered benefits and labor matters with respect to individuals who were employed by the Company or its af-filiates before they became employed by Crestline or its affiliates, and the Operating Partnership assumed certain other liabilities relating to employee benefits and labor matters. The Allocation Agreement also governs the treatment of awards under the Host Marriott Corporation 1997 Comprehensive Stock Incen-tive Plan (the "Comprehensive Stock Incentive Plan"), as part of the Company's conversion into a REIT. The Allocation Agreement required Crestline to estab-lish the Crestline Capital Corporation 1998 Comprehensive Stock Incentive Plan to grant awards of Crestline common stock. Additionally, the Allocation Agree-ment provided that the Operating Partnership adopt the Comprehensive Stock In-centive Plan.

REPORT ON EXECUTIVE COMPENSATION

To Our Shareholders

The Compensation Policy Committee of the Board of Directors is charged with overseeing and administering the executive pay program for the Company on be-half of the Board and, by extension, the Company's shareholders. This report provides details and background information regarding that program.

The Committee

The Compensation Policy Committee, composed of six independent members of the Board of Directors, approves the executive compensation programs and policies of the Company, sets performance targets and evaluates the performance of the Company and its senior management. The Committee met ten times during the year.

Goals of the Program

The Committee has established three primary objectives for the executive com-pensation program:

 . To provide annual and long-term incentives that emphasize performance-based compensation dependent upon achieving corporate and individual performance goals;

 . To foster a strong relationship between shareholder value and executive compensation programs and rewards by having a significant portion of com-pensation comprised of equity-based incentives; and

 . To provide overall levels of compensation that are competitive, and to pro-vide the means to attract, retain and motivate highly qualified executives.

Competitiveness Targets

To establish compensation targets, the Committee uses data from independent consultants that reflect the median compensation practices at a large group of general industry, lodging and real estate companies.

These surveys contain a broader group of companies than the comparison group used in the performance graph because the Committee believes that targeting compensation at a diverse group of companies more appropriately reflects the labor market for Company executives. With respect to base salary and annual incentive levels, the Committee reviews the data provided by these surveys with a focus on the median level of compensation. The Committee then makes de-cisions on compensation actions for individual executives based on competitive levels of compensation and the need to retain an experienced and effective management team. Consistent with the philosophy of aligning shareholder value with executive compensation, long-term incentive awards represent a substan-tial portion of the total pay package for executive officers and are targeted at levels higher than the median for achievement of outstanding business per-formance as determined by the Committee.

Base Salary

The Committee regularly reviews each senior executive's base salary and ap-proves the assignment of each senior executive to a salary grade. Actual base salaries fall in a range around the midpoint, based on tenure, experience and individual performance. Increases to base salary are primarily driven by indi-vidual performance and the salary increase guidelines established by the Com-pany. There are no specific weightings that are applied to the factors consid-ered by the Committee in arriving at base salary actions.

Stock Incentives

The Company provides long-term incentives through its Comprehensive Stock In-centive

Plan, under which restricted stock, stock options, deferred stock awards and other stock-based awards are permitted. The Committee believes that manage-ment's interest should be aligned with that of the shareholders, and that stock ownership is an efficient and effective way to accomplish this goal.

Compensation of the Chief Executive Officer and other Executive Officers

Base Salary

Mr. Golden received a salary adjustment in late November 1998 as a result of a compensation study that was conducted by an independent compensation consulting firm for the Committee. His salary was adjusted from $653,000 to $750,000. This salary is at the median for the survey group. The salaries for Mr. Marriott, Mr. Nassetta, Mr. Parsons and Mr. Townsend were also adjusted based upon re-sults of the same compensation study.

Annual Incentive Awards

Mr. Golden received a bonus award for 1998 of $602,804, or 90% of fiscal year base salary earnings under the Performance-Based Annual Incentive Bonus Plan and pursuant to the performance criteria which the Committee set for Mr. Golden to achieve for 1998. The other named executive officers received bonus payments for 1998 ranging from 40% to 75% of salary. The Committee considered the Company's financial performance and other objective individual criteria in mak-ing the awards from the bonus pool.

Impact of Internal Revenue Code Section 162(m)

In 1993, provisions were added to the Internal Revenue Code that limit the tax deduction for compensation expense in excess of $1,000,000 a year for each of the five highest paid executive officers. However, performance-based compensa-tion can be excluded from the determination of compensation expense so long as it meets certain requirements. The Committee's policy is to qualify as much of executive compensation programs for the performance-based exclusion as is pos-sible.

The Committee, the Board of Directors and the Company's shareholders approved the 1997 Comprehensive Stock Incentive Plan, which includes provisions that put the Plan into compliance with Section 162(m) of the Internal Revenue Code. Stock grants made pursuant to the 1997 Comprehensive Stock Incentive Plan may qualify, if so determined by the Committee, as exempt compensation under Sec-tion 162(m), which would permit the maximum tax benefit to the Company. The performance-based restricted stock awards have annual measures and goals which allow them to qualify as performance-based compensation under Section 162(m). The annual cash incentive awards made under the Performance-Based Annual Incen-tive Bonus Plan also qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. (The Committee has approved an amendment to the 1997 Comprehensive Stock Incentive Plan, subject to shareholder ratifi-cation, which would consolidate the performance-based cash incentive awards un-der the 1997 Comprehensive Stock Incentive Plan, at which point the Plan would be renamed the 1997 Comprehensive Stock and Cash Incentive Plan and the sepa-rate Performance-Based Annual Incentive Bonus Plan would be discontinued. See "Proposal Four: Ratification of Amendments to the 1997 Comprehensive Stock In-centive Plan" elsewhere in this Proxy Statement.)

The Committee believes that it is appropriate to consider the tax implications of the

Company's compensation plans, but the Committee does not believe it is neces-sarily in the best interest of the Company and its shareholders that all plans meet the requirements of Section 162(m) for deductibility. Accordingly, the Committee anticipates that the Company may lose or defer deductions in future years with respect to vesting of the time-based restricted stock grants or other awards.

Restricted Stock

Restricted stock is the primary long-term incentive vehicle for senior execu-tives. Its purpose is to provide an incentive to senior executives to manage the Company in a manner that creates significant long-term value for sharehold-ers. The 1997 Comprehensive Stock Incentive Plan permits the Committee to make awards with either restrictions relating to continued employment ("time-based" awards) or awards with performance restrictions established by the Committee ("performance-based" awards). The Committee emphasizes performance-based awards.

The performance criteria applicable to the performance-based awards are deter-mined at the beginning of each year by the Committee. The performance measures adopted for 1998 were based on the financial performance of the Company in the areas of total acquisition volume, capital productivity, liquidity and share-holder return. The performance measures were weighted equally in 1998.

In 1998, the Committee retained the services of an independent outside compen-sation consulting firm to conduct an executive compensation study (i) to deter-mine the competitiveness of the Company's total compensation program, (ii) to further link incentive plans with shareholder interest and (iii) to align com-pensation plans with the Company's new REIT structure. As part of this study, new awards of restricted stock were granted in November 1998 (see Table I on pages 12 and 13 of this Proxy Statement). These awards were conditioned upon forfeiture of unvested shares awarded in prior years. In compliance with Secu-rities and Exchange Commission regulations, the Company is reporting this mul-ti-year (three-year) stock grant and its total (three-year) value at the date of grant in Table I under the "Restricted Stock Awards" column. This three-year grant is subject to 70% performance-based criteria and 30% general restrictions conditioned upon continued employment. The performance criteria are based on the measurement of the Company's stock performance and the relative performance of the Company stock measured against a published peer index. The Committee be-lieves tying the payout of performance shares directly to stock performance aligns the interests of Company executives with those of shareholders. The amounts listed in the "Restricted Stock Awards" column in Table I do not mean that the executives received the shares of restricted stock in 1998.

Summary

The Committee believes that the caliber and motivation of the employees, and especially their leadership, are critical to the Company's success in a compet-itive marketplace. Effective and motivational compensation programs are essen-tial ingredients to success. The Committee believes that the compensation pro-grams of the Company are effective in serving the Company and its shareholders, both in the short and long term.

MEMBERS OF THE COMPENSATION POLICY COMMITTEE

  Harry L. Vincent, Jr., Chairman
  R. Theodore Ammon
  Robert M. Baylis
  J. W. Marriott, Jr.
  Ann Dore McLaughlin
  John G. Schreiber

PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumula-tive total shareholder return on the Company's Common Stock against the cumula-tive total return of the Standard & Poor's Corporation Composite 500 Index (the "S&P 500") and a peer group index of companies (the "Peer Group") over the pe-riod of December 31, 1993 through December 31, 1998. The graph assumes an in-vestment of $100 at the start of this period in the Company's Common Stock and in each of the indexes, with the reinvestment of all dividends, including (i) the Company's distribution of Host Marriott Services Corporation common stock on December 29, 1995 to shareholders, and (ii) the Company's distribution of Crestline Capital Corporation common stock on December 29, 1998 to sharehold-ers, each of which is treated as a reinvested special dividend.

The Peer Group index consists of the following companies: Catellus Development Corp., Hilton Hotels Corp., Hospitality Franchise System, Inc., La Quinta Inns, Inc., Marriott International, Inc., Red Lion Inns LP, The Rouse Company, and Del Webb Corp.

                   Comparisons of Five-Year Cumulative Total
                              Shareholder Returns

                          [LINE GRAPH APPEARS HERE]

                        1993       1994      1995     1996     1997    1998

Host Marriott Corp.   $100.00    $105.48   $143.84  $193.53  $237.37  $197.77

S&P 500 Index         $100.00    $101.36   $139.32  $171.23  $228.27  $293.38

Peer Group            $100.00    $100.03   $126.12  $172.47  $224.25  $146.10

THE REIT CONVERSION

As previously noted in the Introduction to this Proxy Statement, the Company is the successor to the former Host Marriott Corporation, a Delaware corporation, with which the Company merged on December 29, 1998. The purpose of the merger was to reincorporate the Company in Maryland. The merger was part of a series of transactions pursuant to which the Company and its subsidiaries converted their business operations to qualify as a real estate investment trust or "REIT" for federal income tax purposes (the "REIT Conversion").

As a result of the REIT Conversion, the Company conducts its business primarily through Host Marriott, L.P., a Delaware limited partnership (the "Operating Partnership"). The Company serves as the sole general partner of the Operating Partnership and also holds the majority of the units of limited partner inter-est in the Operating Partnership ("OP Units"). As part of the REIT Conversion, the Company and its subsidiaries contributed substantially all of their assets to the Operating Partnership and its subsidiaries in exchange for their owner-ship interests in the Operating Partnership and the assumption by the Operating Partnership and its subsidiaries of substantially all the liabilities of the Company and its subsidiaries. In addition, all employees who were employed by the Company at the time of the REIT Conversion became employees of the Operat-ing Partnership.

The Company did not contribute to the Operating Partnership (and the Operating Partnership therefore does not own) certain other assets formerly held by the Company and its subsidiaries (principally consisting of 31 retirement communi-ties and controlling interests in the hotel lessees (as described below)). Most of these assets are owned by Crestline Capital Corporation ("Crestline"), for-merly a wholly owned subsidiary of the Company. Crestline became a separate publicly traded company on December 29, 1998, when the Company made certain taxable distributions to its shareholders, including substantially all of the shares of common stock of Crestline. In addition, the Company distributed to its shareholders a special dividend in which they received, for each share of Company Common Stock they held, either $1.00 in cash or an additional 0.087 share of Company Common Stock, at the election of the shareholder. The aggre-gate value of the Crestline common stock, Company Common Stock and cash dis-tributed to the Company's shareholders was approximately $510 million.

Under current federal income tax law, a REIT cannot derive income from the op-eration of hotels but can derive rental income by leasing hotels. Therefore, the Operating Partnership and its subsidiaries have leased virtually all of their hotel properties to certain subsidiaries of Crestline. Generally, there is a separate Crestline hotel lessee for each hotel property; however, there is a separate lessee for each group of hotel properties that has a separate mort-gage financing or has owners in addition to the Operating Partnership and its subsidiaries. Each of the lessees is a limited liability company or limited partnership, whose purpose is limited to acting as lessee under an applicable lease.

The hotel management agreements to which the Company or its subsidiaries were parties were assigned to the Crestline hotel lessees for the term of the appli-cable leases. Although the lessees have primary liability under the management agreements while the leases are in effect, the Operating Partnership retains primary liability for certain obligations and contingent liability under the management agreements for all other obligations that the lessees do not per-form.

In connection with the REIT Conversion, the Operating Partnership acquired from The Blackstone Group L.P. and a series of partnerships, persons and other enti-ties affiliated with Blackstone Real Estate Associates (together, the "Blackstone Entities"), ownership of or a controlling interest in 12 upscale and luxury full-service hotels, a mortgage loan secured by a thirteenth hotel, and certain other assets (the "Blackstone Acquisition"). As part of the Blackstone Acquisition, the Operating Partnership also acquired a 25% interest in Swissotel Management (USA) L.L.C., which in turn was transferred to Crestline in connection with the distribution of Crestline stock to the Company's shareholders. In exchange for these assets, the Operating Partnership issued to the Blackstone Entities approximately 43.8 million OP Units (which are redeemable for cash or, at the Company's option, shares of Company Common Stock), assumed debt and made cash payments totaling approximately $920 mil-lion, and distributed approximately 1.4 million shares of Crestline common stock and other consideration to the Blackstone Entities.

Prior to the REIT Conversion, the Company and several of its subsidiaries were the sole general partners of eight publicly traded limited partnerships (to-gether, the "Public Partnerships") which, in the aggregate, owned or held a controlling interest in 24 full-service hotels operating under the Marriott brand. The Operating Partnership acquired these Public Partnerships through mergers involving its subsidiaries (the "Public Partnership Mergers"). In con-nection with each such Public Partnership Merger, each limited partner of a Public Partnership received a number of OP Units equal in value to the greatest of the appraised value, continuation value or liquidation value of such limited partner's interest in such Public Partnership. Certain limited partners of such Public Partnerships elected to exchange OP Units for unsecured notes issued by the Operating Partnership or for shares of Company Common Stock.

The Operating Partnership also acquired from unaffiliated partners, in exchange for OP Units, partnership interests in four private partnerships holding lodg-ing assets in which the Company or a subsidiary held an interest. As a result, the Operating Partnership owns substantially all of the interests in those partnerships. The Company obtained the consent of unaffiliated partners in cer-tain other partnerships holding lodging assets in which the Company or a sub-sidiary held an interest, where the partners retained their interests, to lease the hotels owned by such partnerships to a Crestline lessee. The Operating Partnership remained a partner in such partnerships. In certain other cases, the Operating Partnership transferred its partnership interests to a non-con-trolled subsidiary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship between the Company and Crestline Capital Corporation

As described above, on December 29, 1998, the Company made certain taxable dis-tributions to its shareholders, including substantially all of the shares of common stock of Crestline, which was formerly a wholly owned subsidiary of the Company (the "Crestline Distribution"). At that time, Crestline became a sepa-rate publicly traded company.

Christopher J. Nassetta, an Executive Vice President and the Chief Operating Officer of the Company, is a Director of Crestline. Richard E. Marriott, the Company's Chairman of the Board, and J.W. Marriott, Jr., a Director of the Com-pany, beneficially own approximately 5.9% and 5.6%, respectively, of the outstanding shares of common stock of Crestline.

In connection with the Crestline Distribution, the Company and Crestline en-tered into a Distribution Agreement (the "Crestline Distribution Agreement"), which provided for, among other things, (i) the distribution of shares of Crestline to the Company's shareholders in connection with the Crestline Dis-tribution; (ii) the division between Crestline and the Company of certain as-sets and liabilities; (iii) the transfer to Crestline of the 25% interest in Swissotel Management (USA) L.L.C. which the Company acquired from the Blackstone Entities; (iv) certain other agreements governing the relationship between Crestline and the Company following the Crestline Distribution. Crestline also granted the Company contingent right to purchase Crestline's interest in Swissotel Management (USA) L.L.C. at fair market value in the event the tax laws are changed so that the Company could own such interest without jeopardizing its status as a REIT.

Subject to certain exceptions, the Crestline Distribution Agreement also pro-vided for, among other things, assumptions of liabilities and cross-indemni-ties designed to allocate to Crestline, effective as of the date of the Crestline Distribution, financial responsibilities for liabilities arising out of, or in connection with, the business of the senior living communities.

For the purpose of governing the ongoing relationships between the Company and Crestline, the Company and Crestline have entered into other agreements. The Company believes that the agreements are fair to both parties and contain terms which are generally comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties. Among such other agree-ments between the Company and Crestline are:

(i) Hotel Leases. Through the Operating Partnership and its subsidiaries, the Company entered into leases with subsidiaries of Crestline (the "Hotel Leases") for 120 full-service hotels. Each Hotel Lease has a fixed term gener-ally ranging from seven to ten years. Crestline is required to pay (i) a mini-mum rent specified in each Hotel Lease, plus (ii) to the extent it exceeds the minimum rent, a percentage rent based upon a specified percentage of aggregate sales from the hotels in excess of specified thresholds. The amount of minimum rent and percentage rent thresholds will be increased each year based upon any increases in CPI and the Employment Cost Index during the previous twelve months. The Hotel Leases will generally provide for a rent adjustment in the event of damage, destruction, partial taking or certain capital expenditures.

Crestline is responsible under the Hotel Leases for paying all of the expenses of operating the hotels, including all personnel costs, utility costs, and general repair and maintenance of the hotels. In addition, Crestline is re-sponsible for all fees payable to the hotel manager, including base and incen-tive management fees, chain services payments and franchise or system fees. The Company, however, remains responsible for real estate and personal prop-erty taxes, property casualty insurance, ground lease rent and capital expen-ditures and for maintaining a reserve fund for furnishings, fixtures and equipment ("FF&E") replacements.

In the event that the Company disposes of a hotel free and clear of the Hotel Lease, the Company would have to pay a termination fee equal to the fair mar-ket value of Crestline's leasehold interest in the remaining term of the Hotel Lease using a discount rate of 12%. Alternatively, the Com-pany would be entitled (i) to substitute a comparable hotel for any hotel that is sold, with the terms agreed to by Crestline, or (ii) to sell the hotel sub-ject to the Hotel Lease, subject to Crestline's approval under certain circum-stances, without having to pay a termination fee. In addition, the Company has the right to terminate up to twelve Hotel Leases, in connection with a sale of a hotel, without having to pay a termination fee. Conversely, Crestline may terminate up to twelve full-service leases without penalty upon 180-days' no-tice to the Company.

Also, in the event that changes in the federal income tax laws allow the Com-pany or its subsidiaries directly to operate the hotels without jeopardizing the Company's REIT status, the Company may terminate all of the Hotel Leases upon payment of the termination fee. The payment of the termination fee will be payable in cash or, subject to certain conditions, shares of Company Common Stock at the election of the Company.

As part of the Crestline Distribution, Crestline and the Company, through the Operating Partnership, entered into guaranty and pooling agreements by which Crestline and certain of its subsidiaries guarantee the Hotel Lease obliga-tions. The Hotel Leases were placed into four different pools with all of the Hotel Leases having similar terms placed into the same pool. The parent sub-sidiary of each pool has a full guarantee obligation of the Hotel Leases in its respective pool. For each pool, however, the cumulative limit of Crestline's guaranty obligation will be the greater of 10% of the aggregate rent payable for the immediately preceding fiscal year under all Hotel Leases in the pool or 10% of the aggregate rent payable under all Hotel Leases in the pool for 1999. In the event that Crestline's obligation under a guaranty agreement for a pool is reduced to zero, Crestline can terminate its guaranty and pooling agreement for that pool and the Company can terminate the Hotel Leases in the pool without penalty.

Upon the commencement of the Hotel Leases, Crestline purchased the working capital of the hotels from the Company for approximately $95 million, with the purchase price evidenced by notes that bear interest at 5.12%. Interest on each note is due simultaneously with the rent payment of each Hotel Lease. The principal amount of each note is due upon the termination of each Hotel Lease. Upon termination of the Hotel Lease, Crestline will sell to the Company the existing working capital at its current value. To the extent the working capi-tal delivered to the Company is less than the value of the note, Crestline will pay the Company the difference in cash.

(ii) FF&E Leases. In connection with the Crestline Distribution, if the aver-age tax basis of a hotel's FF&E and other personal property exceeded 15% of the aggregate average tax basis of the hotel's real and personal property (the "Excess FF&E"), subsidiaries of Crestline and non-controlled subsidiaries of the Company entered into lease agreements (the "FF&E Leases") for the Excess FF&E. The terms of the FF&E Leases generally range from two to three years and rent under the FF&E Leases is a fixed amount. Crestline will have the option at the expiration of the lease term to either (i) renew the FF&E Leases for consecutive one year renewal terms at a fair market rental rate, or (ii) pur-chase the Excess FF&E for a price equal to its fair market value. If Crestline does not exercise its purchase or renewal option, Crestline is required to pay a termination fee equal to approximately one month's rent.

(iii) Limited-Service Hotel Subleases. The Company leases from Hospitality Properties Trust, Inc. ("HPT") 71 limited-service hotels under the Residence Inn and Courtyard brands (the "HPT" Leases"). The HPT Leases have initial terms expiring through 2012 for the Courtyard properties and 2010 for the Residence Inn properties, and are renewable at the Company's option. In connection with the Crestline Distribution, subsidiaries of Crestline entered into sublease agreements with the Company for these limited-service hotels ("Subleases"). The terms of the Subleases will expire simultaneously with the expiration of the initial term of the HPT Leases. If the Company elects to renew the HPT Leases, Crestline can elect to also renew the Subleases for the corresponding renewal term.

Each Sublease provides that generally all of the terms in the HPT Leases will apply to the Subleases. Under the Subleases, subsidiaries of Crestline are re-quired to pay rent to the Company equal to the minimum rent due under the HPT Leases and an additional rent based on a percentage of revenues. To the extent the reserves for FF&E replacements are insufficient to meet the hotel's capital expenditure requirements, HPT is required to fund the shortfall. The rent pay-able under the Subleases is guaranteed by Crestline up to a maximum of $30 mil-lion. The Crestline subsidiaries that are parties to the Subleases were capi-talized with $30 million in notes from Crestline payable on demand.

In the event that changes in the federal income tax laws allow the Company or its subsidiaries directly to operate the hotels without jeopardizing the Company's REIT status, the Company may terminate all of the Subleases upon pay-ment of the termination fee equal to the fair market value of Crestline's leasehold interests in the remaining term of the Subleases using a discount rate of five percent.

(iv) Asset Management Agreements. The Company and certain of its subsidiaries entered into asset management agreements (the "Asset Management Agreements") with Crestline pursuant to which Crestline agreed to provide advice on the op-eration of the hotels and review financial results, projections, loan documents and hotel management agreements. Crestline also agreed to consult on market conditions and competition, as well as monitor and negotiate with governmental agencies, insurance companies and contractors. Crestline will be paid a fee not to exceed $4.5 million for each calendar year for its consulting services under the Asset Management Agreements. The Asset Management Agreements each have terms of two years with an automatic one-year renewal, unless earlier termi-nated by either party in accordance with the terms of such agreements.

(v) Tax Sharing Agreement. The Company and Crestline entered into a tax shar-ing agreement which defines each party's rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to Crestline's business for taxable years prior to the Crestline Dis-tribution date and with respect to certain tax attributes of Crestline after the Crestline Distribution date. Generally, the Company will be responsible for filing consolidated returns and paying taxes for periods through the date of the Crestline Distribution, and Crestline will be responsible for filing re-turns and paying taxes for subsequent periods.

(vi) Corporate Transitional Services Agreement. The Company and Crestline en-tered into a transitional services agreement, pursuant to which the Company and Crestline will provide certain limited services to each other for a fee. Among other things, the Company will provide centralized administrative and computer systems services to Crestline for a period of time. Such services will be pro-vided, as needed, at cost (includ-ing a reasonable overhead allocation) on a time and materials basis. The charges associated with such services are not expected to be material.

(vii) Non-Competition Agreement. Crestline and the Company entered into a non-competition agreement that limits the respective parties' future business op-portunities. Pursuant to this non-competition agreement, Crestline agreed, among other things, that until the earlier of December 31, 2008, or the date on which it is no longer a lessee of more than 25% of the number of hotels owned by the Company at the time of the Crestline Distribution, it will not own, op-erate or control any full-service hotel, manage any limited-service or full-service hotel owned by the Company, or own or operate a full-service hotel franchise system operating under a common name brand, subject to certain excep-tions. In addition, the Company agreed (i) for the time period set forth above, not to lease limited-service or full-service hotels from any real estate in-vestment trust, or to invest in or advise any other entity that leases hotels under the same type of arrangement, subject to certain exceptions, and (ii) un-til December 31, 2003, not to participate in the business of owning, financing or operating senior living communities, subject to certain exceptions.

(viii) Employee Benefits and Other Employment Matters Allocation Agreement. As part of the REIT Conversion, the Company, the Operating Partnership and Crestline entered into an Employee Benefits Allocation Agreement relating to various compensation, benefits and labor matters. Under the agreement, the Op-erating Partnership and Crestline each assumed certain liabilities related to covered benefits and labor matters arising prior to the effective date of the Crestline Distribution and relating to employees of each organization, respec-tively, after the Crestline Distribution. The agreement also governs the treat-ment of awards under the Company's Comprehensive Stock Incentive Plan by the Operating Partnership and requires Crestline to establish a similar plan.

Relationship between the Company and the Blackstone Entities

As described above under "The REIT Conversion," in December 1998 the Operating Partnership acquired 12 upscale and luxury full-service hotels, a mortgage loan secured by a thirteenth hotel, and certain other assets from the Blackstone En-tities. As part of the Blackstone Acquisition, the Company, the Operating Part-nership and the Blackstone Entities entered into a contribution agreement (the "Blackstone Contribution Agreement") which provides, among other things, that for so long as the Blackstone Entities own at least 5% of all of the outstand-ing OP Units (including those OP Units held by the Company and its subsidiar-ies), an affiliate of the Blackstone Entities will have the right to designate one person to be included in the slate of Directors nominated for election to the Board of Directors of the Company. John G. Schreiber, a Director of the Company and a nominee for re-election at the Annual Meeting, has been so desig-nated. Mr. Schreiber is a senior advisor and partner of Blackstone Real Estate Advisors L.P., an affiliate of the Blackstone Entities.

In addition, the Blackstone Contribution Agreement provides that the OP Units beneficially owned by the Blackstone Entities (and their permitted transferees) (the "Blackstone OP Units") are redeemable for cash or, at the election of the Company, Company Common Stock as follows: (i) up to 50% of the Blackstone OP Units may be redeemed beginning July 1, 1999, (ii) an additional 25% of the Blackstone OP Units may be redeemed beginning October 1, 1999 and (iii) the re-maining 25% of the Blackstone OP Units may be redeemed be-ginning January 1, 2000. The Company has granted to the Blackstone Entities (and their permitted transferees) certain registration rights with respect to shares of Company Common Stock obtained upon conversion of the Blackstone OP Units.

The Blackstone Contribution Agreement also grants the Blackstone Entities an exemption from the ownership limitations contained in the Operating Partner-ship's partnership agreement and contains standstill provisions which prohibit certain activities of the Blackstone Entities with respect to the Operating Partnership and the Company. Such provisions provide generally that the Blackstone Entities may not take any actions in opposition to the Company's Board of Directors and place certain restrictions on the Blackstone Entities' acquisition and disposition of the Company's voting securities.

Relationship between the Company and Marriott International, Inc.

Prior to October 8, 1993, the Company and Marriott International were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend (the "Marriott International Distribution"), the consolidated company's businesses were split between the Company and Marriott International. Thereafter, the Company retained the capital intensive lodging real estate business and the airport/tollroad concessions business, while Marriott International took over the management of the lodging and service man-agement businesses. (On December 29, 1995, the Company distributed the airport/tollroad concessions business to its shareholders in the spin-off of Host Marriott Services Corporation; see "Relationship between the Company and Host Marriott Services Corporation" below.)

Richard E. Marriott, the Company's Chairman of the Board, and J.W. Marriott, Jr., a Director of the Company, beneficially own approximately 10.6% and 10.9%, respectively, of the outstanding shares of common stock of Marriott Interna-tional. J.W. Marriott, Jr. and Richard E. Marriott serve as Chairman and a Di-rector, respectively, of Marriott International.

In connection with the Marriott International Distribution, the Company and Marriott International entered into a Distribution Agreement (the "Marriott In-ternational Distribution Agreement") which provided for, among other things, assumptions of liabilities and cross-indemnities designed to allocate to the appropriate company financial responsibility for the liabilities arising out of or in connection with their respective businesses. Under the Marriott Interna-tional Distribution Agreement, which has been amended from time to time, Marriott International also obtained a right, until June 2017, to purchase up to 20% of each class of the Company's voting stock (determined after assuming full exercise of the right) at its then fair market value (based on an average of trading prices during a specified period), upon the occurrence of certain specified events generally involving a change in control of the Company. The Company has granted Marriott International an exception to the ownership limi-tations in the Company's charter to permit the full exercise of the purchase right, but the purchase right remains subject to certain ownership limitations applicable to REITs generally.

For the purpose of governing the ongoing relationships between the Company and Marriott International, as well as in the ordinary course of business, the Com-pany and Marriott International have entered into other agreements. The Company believes that the agreements are fair to both parties and contain terms which are generally comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties. Among such other agreements between the Company and Marriott International are:

(i) Lodging Management and Franchise Agreements. Marriott International and certain of its subsidiaries entered into management agreements with the Com-pany and certain of its subsidiaries to manage for fees the Marriott Hotels, Resorts and Suites, Ritz-Carlton hotels, Courtyard hotels and Residence Inns owned or leased by the Company and its subsidiaries. Marriott International also entered into franchise agreements with the Company and certain of its subsidiaries to allow the Company to use the Marriott brand, associated trade-marks, reservation systems and other related items in connection with the Company's operation of 13 Marriott hotels not managed by Marriott Internation-al.

Each of those management and franchise agreements reflects market terms and conditions and is substantially similar to the terms of management and fran-chise agreements with other third-party owners regarding lodging facilities of a similar type. In 1998, the Company paid to Marriott International fees of $205 million from the managed and franchised lodging properties owned or leased by the Company. As a result of the REIT Conversion, however, the Com-pany has assigned the management and franchise agreements to Crestline and, consequently, it will be the primary obligation of Crestline to pay to Marriott International the management and franchise fees owed under such agreements for so long as Crestline remains the lessee for hotels governed by such agreements.

In addition, the Company or one of its subsidiaries was a partner in several unconsolidated partnerships that during 1998 owned 238 lodging properties op-erated by Marriott International or certain of its subsidiaries under long-term agreements. In such cases, the Company or its subsidiary typically served as the general partner. In 1998, the Company's unconsolidated partnerships paid to Marriott International fees of $121 million pursuant to such agree-ments. The partnerships also paid $21 million in rent to Marriott Interna-tional in 1998 for land leased from Marriott International upon which certain of the partnerships' hotels are located. In connection with the REIT Conver-sion, however, 13 lodging properties owned by partnerships were rolled up into the Operating Partnership. The management agreements with Marriott Interna-tional with respect to such properties (but not the land leases) have been as-signed to Crestline and, consequently, it will be the primary obligation of Crestline to pay to Marriott International any fees owed under such agreements for so long as Crestline remains the lessee for hotels governed by such agree-ments.

(ii) Senior Living Services Agreements. Marriott International and certain of its subsidiaries entered into management agreements with the Company to manage for fees the 31 senior living communities formerly owned by the Company. Dur-ing 1998, the Company paid to Marriott International management fees of $13 million with respect to such properties. All of the senior living properties are now owned by Crestline as a result of the REIT Conversion.

(iii) Acquisition Financing. Marriott International has provided, and the Com-pany expects that Marriott International in the future will provide, financing to the Company for a portion of the cost of acquiring properties to be oper-ated or franchised by Marriott International. In 1998, Marriott International did not provide any new acquisition financing, although the Company remained indebted to Marriott International for acquisition financing from prior years.

In 1996, Marriott International and the Company formed a joint venture, and Marriott International provided the Company with $29 million in debt financing at an average interest rate of 12.7% and with $28 million in preferred equity, for the acquisition of two full-service hotels in Mexico City. Following the REIT Conversion, a non-controlled subsidiary of the Company is now the obligor under such debt.

In addition, in 1997 Marriott International provided $92 million of financing at an average interest rate of 9% relating to the Company's discontinued senior living operations. In 1997, the Company also acquired all but 1% of the remain-ing 50% interest in the joint venture which owned the 418-unit Leisure Park se-nior living community from Marriott International for approximately $27 mil-lion, including approximately $19 million of mortgage debt assumed by the Com-pany. As part of the REIT Conversion, that debt is now the obligation of Crestline, although the Operating Partnership remains as a guarantor.

(iv) Tax Sharing Agreement. The Company and Marriott International entered into a tax sharing agreement that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to the Company's businesses for tax years prior to the Marriott International Distribution and with respect to certain tax attributes of the Company after the Marriott International Distribution. The Company and Marriott International have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

(v) Non-Competition Agreement. The Company and Marriott International entered into a non-competition agreement that defines the parties' rights and obliga-tions with respect to certain businesses operated by Marriott International and the Company. In general, under the non-competition agreement, the Company and its subsidiaries are prohibited from entering into or acquiring any business that competes with the hotel management business as conducted by Marriott In-ternational.

(vi) Administrative Services Agreements. Marriott International and the Company have entered into a number of agreements pursuant to which Marriott Interna-tional has agreed to provide certain continuing administrative services to the Company and its subsidiaries. Such services are provided on market terms and conditions, and in 1998 the Company paid Marriott International $3 million for such services. In general, the administrative services agreements can be kept in place at least through the end of 1999.

(vii) Guarantees. In connection with the Marriott International Distribution, the Company and Marriott International entered into agreements pursuant to which Marriott International agreed to guarantee the Company's performance in connection with certain partnership, real estate and project loans and other Company obligations. Such guarantees are limited in an aggregate principal amount of up to $70 million at December 31, 1998. Marriott International has not been required to make any payments pursuant to the guarantees.

Relationship between the Company and Host Marriott Services Corporation

Prior to December 29, 1995, the Company and Host Marriott Services Corporation ("HM Services") were operated as a single consolidated company. On December 29, 1995, the Company issued a special dividend (the "HMSC Distribution") which split the consolidated company's businesses be-tween the Company and HM Services. Thereafter, the Company retained the capital intensive lodging real estate business, while HM Services took over the airport/tollroad concessions business.

Richard E. Marriott, the Company's Chairman of the Board, and J.W. Marriott, Jr., a Director of the Company, beneficially own approximately 7.4% and 7.6%, respectively, of the outstanding shares of common stock of HM Services. Richard
E. Marriott and J.W. Marriott, Jr. serve as Directors of HM Services.

In connection with the HMSC Distribution, the Company and HM Services entered into a Distribution Agreement (the "HMSC Distribution Agreement"), which pro-vided for, among other things, assumptions of liabilities and cross-indemnities designed to allocate to the appropriate company financial responsibility for the liabilities arising out of or in connection with their respective business-es. The HMSC Distribution Agreement also provided that HM Services would assume its proportionate share of the Company's current obligation for certain em-ployee benefit awards denominated in Company Common Stock currently held by em-ployees of Marriott International.

For the purpose of governing the ongoing relationships between the Company and HM Services, the Company and HM Services have entered into other agreements. The Company believes that the agreements are fair to both parties and contain terms which are generally comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties. Among such other agree-ments between the Company and HM Services are:

(i) Tax Sharing Agreement. The Company and HM Services entered into a tax shar-ing agreement that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to the Company's businesses for tax years prior to the HMSC Distribu-tion and with respect to certain tax attributes of the Company after the HMSC Distribution. The Company and HM Services have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

(ii) Guarantees of Concession Agreements. The Company and HM Services entered into agreements pursuant to which the Company agreed to guarantee HM Services' performance in connection with certain tollroad concessions operated by HM Services. The Company has not been required to make any payment pursuant to the guarantees and does not anticipate making any such payment in 1999.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors of the Company is composed of eight Directors. The Arti-cles of Incorporation classify the eight-member Board of Directors into three classes. Each such Director serves for three years.

The terms of office of J.W. Marriott, Jr., John G. Schreiber and Harry L. Vin-cent, Jr. expire at the 1999 Annual Meeting of Shareholders. The Board of Di-rectors, acting upon the recommendation of its Nominating and Corporate Gover-nance Committee, has nominated and recommends the re-election of Mr. Marriott, Mr. Schreiber and Mr. Vincent, each for a three-year term as Director expiring at the 2002 Annual Meeting of Shareholders.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for Mr. Marriott, for Mr. Schreiber and for Mr. Vincent.

If elected, Mr. Marriott, Mr. Schreiber and Mr. Vincent have consented to serve as Directors for terms of three years and until their respective succes-sors are elected and qualified. Further information with respect to the nomi-nees is set forth in this Proxy Statement under the section entitled "Direc-tors." Although it is not contemplated that any nominee will be unable to serve as Director, in such event, the proxies will be voted by the proxy hold-ers for such other person or persons as may be designated by the present Board of Directors.

Vote Required

Approval of the election of the nominees is subject to the affirmative vote of a plurality of shares of Company Common Stock present in person or represented by proxy and voting at the Annual Meeting at which a quorum is present.

The Board of Directors of the Company unanimously recommends a vote FOR the foregoing nominees as Directors of the Company.

PROPOSAL TWO: APPOINTMENT OF AUDITORS

Subject to shareholder approval, the Board of Directors, acting on the recom-mendation of its Audit Committee, has appointed Arthur Andersen LLP, a firm of independent public accountants, as auditors, to examine and report to share-holders on the consolidated financial statements of the Company and its sub-sidiaries for fiscal year 1999. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be given the opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required

The action of the Board of Directors in appointing Arthur Andersen LLP as the Company's auditors for fiscal year 1999 is subject to ratification by an af-firmative vote of the holders of a majority of shares of Company Common Stock present in person or represented by proxy and voting at the Annual Meeting at which a quorum is present.

The Board of Directors of the Company unanimously recommends a vote FOR such appointment.

PROPOSAL THREE: RATIFICATION OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

Following the REIT Conversion, all employees who had been employed by the Com-pany became employees of the Operating Partnership, through which the Company primarily operates its business. At the Special Meeting of Shareholders on De-cember 15, 1998 with respect to the REIT Conversion (the "Special Meeting"), the Company's shareholders approved the transfer of the rights and obligations of the Company under the Employee Stock Purchase Plan to the Operating Part-nership, with any stock acquired by participants under the Employee Stock Pur-chase Plan being shares of Company Common Stock.

As a result of the REIT Conversion, the Board has approved certain amendments to the Company's Employee Stock Purchase Plan and renamed it the "Host Marriott Corporation and Host Marriott, L.P. Employee Stock Purchase Plan." Most of those were technical amendments within the authority granted to the Board under Section 12 of the Employee Stock Purchase Plan and were designed to conform the Employee Stock Purchase Plan to the REIT structure of the Com-pany and the Operating Partnership. Such changes have already been implemented into the Employee Stock Purchase Plan and the Board is not seeking shareholder approval of such amendments. It should also be noted that share-holder approval is not being requested to authorize additional shares to be available under the Employee Stock Purchase Plan.

The Board does, however, request the ratification by the shareholders of one amendment to the Employee Stock Purchase Plan. Federal tax provisions do not permit the Operating Partnership to offer participants under the Company's Em-ployee Stock Purchase Plan the tax advantages of Section 423 of the Internal Revenue Code that such participants had received before the REIT Conversion. Consequently, the Board has amended the Employee Stock Purchase Plan to provide a new method for offering participants the opportunity to purchase shares of Company Common Stock which takes into account the different tax treatment of such purchases.

Under the terms of the amended Employee Stock Purchase Plan, an individual who is (i) an active eligible employee of the Company, the Operating Partnership or a participating affiliate on the first day of January of the relevant plan year, (ii) working more than 20 hours per week and (iii) customarily employed more than five months in a calendar year, may, at the end of the plan year, purchase shares of Company Common Stock through contributions or payroll deduc-tions at the lower of (a) 90% of the fair market value of such shares on the first day of such plan year or (b) 90% of the fair market value of such shares on the last day of such plan year. A participant may elect to contribute up to 10% of his or her compensation per year, with a limit of $25,000 in any plan year.

During prior plan years when participants did receive the tax advantages under
Section 423 of the Internal Revenue Code, participants were not taxed on the difference between the opening price and the closing price if the stock was held for at least two years. If the stock was sold prior to the end of that two-year holding period, participants were taxed on the difference at ordinary income tax rates.

Now, under the amended Employee Stock Purchase Plan, participants will be taxed on the difference between (i) the fair market value of shares of Company Common Stock on the closing date of the relevant plan year and (ii) the actual pur-chase price (after the 10% discount set forth above) paid by the participant. Income and employment taxes on this amount will be withheld through the payroll system.

Accordingly, the Board seeks the ratification by the Company's shareholders to amending and restating in its entirety Section 1 of the Employee Stock Purchase Plan as follows:

  "1. Stock Offered and Price. Subject to Section 15(a), an option to pur-chase Shares through payroll savings will be granted to eligible employees in the manner stated below. The "Purchase Price" of each Share will be the lesser of (i) 90% of its Fair Market Value on the date the option is grant-ed, or (ii) 90% of the Fair Market Value on the date the option is exer-cised. The maximum number of Shares that may be purchased under this Plan shall not exceed the maximum number of Shares authorized under the Plan. Such Shares may include authorized but unissued Shares. In the event that the Corporation should declare a stock dividend or a stock split or reclas-sify its stock, the Purchase Price and the number of Shares reserved for the Plan will be adjusted proportionately. The determination of the adjust-ment, if any, shall be made by the Compensation Policy Com-mittee of the Board of Directors of the Corporation, and such determination shall be final, binding and conclusive."

All amendments to the Employee Stock Purchase Plan, including the amended and restated Section 1 above, are effective as of January 1, 1999, the beginning of the current plan year.

Vote Required

The action of the Board of Directors in approving the amendment to the Employee Stock Purchase Plan as set forth above is subject to the affirmative vote of the holders of a majority of the shares of Company Common Stock present in per-son or represented by proxy and voting at the Annual Meeting at which a quorum is present.

The Board of Directors unanimously recommends a vote FOR ratification of the amendment to the Employee Stock Purchase Plan.

PROPOSAL FOUR: RATIFICATION OF AMENDMENTS TO THE 1997 COMPREHENSIVE STOCK INCENTIVE PLAN

As a result of the REIT Conversion, the Board has approved certain amendments to the Company's 1997 Comprehensive Stock Incentive Plan (the "Comprehensive Stock Incentive Plan"). Most of those were technical amendments within the au-thority granted to the Board's Compensation Policy Committee (the "Committee") under Article 3 and Article 12 of the Comprehensive Stock Incentive Plan and were designed to provide greater internal consistency to the Comprehensive Stock Incentive Plan and to facilitate the administration of the Comprehensive Stock Incentive Plan. The Committee made certain other changes to conform the Comprehensive Stock Incentive Plan to the REIT structure of the Company and the Operating Partnership, as approved by the Company's shareholders at the Special Meeting. Such changes have already been implemented into the Comprehensive Stock Incentive Plan and the Board is not seeking shareholder approval of such amendments.

The Board does, however, request the ratification by the shareholders of two changes to the Comprehensive Stock Incentive Plan. Shareholder approval is not being requested to authorize additional shares to be available for the grant of awards under the Comprehensive Stock Incentive Plan. Indeed, neither of these proposed amendments affects in any way the number of shares of Company Common Stock which may be issued under the Comprehensive Stock Incentive Plan.

The first such amendment is a technical one and a result of the REIT Conver-sion. As noted above under Proposal Three, following the REIT Conversion, all employees who had been employed by the Company became employees of the Operat-ing Partnership, through which the Company primarily operates its business. At the Special Meeting, the shareholders approved the transfer of the rights and obligations of the Company under the Comprehensive Stock Incentive Plan to the Operating Partnership, with any stock awards issued to participants in the Com-prehensive Stock Incentive Plan being made in shares of Company Common Stock. What was not included in that approval was the possibility that employees of subsidiaries of either the Operating Partnership or the Company be covered as participants under the Comprehensive Stock Incentive Plan. Although neither the Operating Partnership nor the Company currently has any subsidiaries with any employees or has any present intention to add such employees, the Company wishes to maintain the flexibility necessary to deal with future situations where it may be in the Company's best interests to add employees either at one of its subsidiaries or at a subsidiary of the Operating Partnership. Predecessors to the current Comprehensive Stock Incentive Plan have automatically included employees of subsidiaries as participants under such plans.

The possibility that employees of subsidiaries of either the Operating Partner-ship or the Company be covered as participants under the Comprehensive Stock Incentive Plan could be deemed as an expansion of the eligibility requirements for participation in the Comprehensive Stock Incentive Plan. Consequently, pur-suant to Article 12 of the Comprehensive Stock Incentive Plan, the Board seeks the ratification by the Company's shareholders of the addition of the following language to the preamble of the Comprehensive Stock Incentive Plan:

  "Set forth herein are all of the terms of the three plans comprising the Plan, one for the benefit of the employees of Host Marriott Corporation (the "Host REIT Plan"), one for the benefit of the employees of Host Marriott, L.P. (the "Operating Partnership Plan"), and one for the benefit of the employees of any Subsidiary of Host Marriott Corporation or Host Marriott, L.P. (the "Subsidiary Companies Plan"). The Committee shall ad-minister all three plans."

The second amendment to the Comprehensive Stock Incentive Plan for which share-holder ratification is sought concerns the granting of certain performance-based cash awards under the Comprehensive Stock Incentive Plan. In 1995 and 1996, the shareholders voted to approve the Company's Performance-Based Annual Incentive Bonus Plan (the "Incentive Bonus Plan"). Under the Incentive Bonus Plan, cash bonus awards for senior executive officers of the Company were linked to a performance goal with respect to the Company's annual earnings be-fore interest expense, taxes, depreciation, amortization and other non-cash items ("EBITDA"). In 1997, the shareholders approved the Comprehensive Stock Incentive Plan, which had been amended and restated from a predecessor plan for the principal purpose of putting the Comprehensive Stock Incentive Plan into compliance with Section 162(m) of the Internal Revenue Code. Prior to 1997, provisions had been added to the Internal Revenue Code that limit the tax de-duction available to the Company for compensation expense with respect to cer-tain executive officers of the Company. Because the shareholders approved the Comprehensive Stock Incentive Plan in 1997, stock awards made pursuant to the Comprehensive Stock Incentive Plan may qualify, if so determined by the Commit-tee, as exempt compensation under Section 162(m), which permits the maximum tax benefit to the Company.

Although performance-based cash awards granted under the Incentive Bonus Plan may qualify for the same tax benefits to the Company under Section 162(m), the Board now seeks to consolidate all performance-based awards under a single plan, namely, the Comprehensive Stock Incentive Plan. Not only does such con-solidation facilitate the administration of both stock and cash awards, but also the performance measures for determining performance-based awards would be selected from the same list of criteria. This is particularly helpful to the Company following the REIT Conversion, since the Company's financial perfor-mance is now reported--like that of other REITs--in terms of "funds from opera-tions" rather than in terms of EBITDA. Article 11 of the Comprehensive Stock Incentive Plan currently sets forth a series of performance measures from which the Committee may select in determining performance-based awards under the Com-prehensive Stock Incentive Plan.

Under the proposed amendment, performance-based cash awards under the Compre-hensive Stock Incentive Plan, which are called Other Cash Performance-Based Awards, would be determined by the Committee based on the same performance measures under Article 11. Accordingly, the Board seeks the ratification by the Company's shareholders of the addition of the following new Section 10.4 to the Comprehensive Stock Incentive Plan:

  "10.4 Other Cash Performance-Based Awards. The Committee may grant Other Cash Performance-Based Awards based on performance measures set forth in
  Article 11 not based on Shares upon such terms and at any time and from time to time as shall be determined by the Committee. Each such Other Cash Performance-Based Award shall be evidenced by an award agreement that shall specify such terms and conditions as the Committee shall determine. An Other Cash Performance-Based Award not based upon Shares shall not decrease the number of Shares under Article 4 which may be issued pursuant to other Awards. No individual shall be eligible to receive a payment with respect to cash performance-based awards in excess of $4,000,000 in any calendar year. Other Cash Performance-Based Awards may relate to annual bonus or long-term performance awards."

Upon shareholder ratification of the foregoing amendments, the name of the Comprehensive Stock Incentive Plan will be changed to "Host Marriott Corpora-tion and Host Marriott, L.P. 1997 Comprehensive Stock and Cash Incentive Plan." All amendments to the Comprehensive Stock Incentive Plan, including the foregoing, are effective as of December 29, 1998, the date of the REIT Conver-sion.

Vote Required

The action of the Board of Directors in approving the amendments to the Company's 1997 Comprehensive Stock Incentive Plan as set forth above is sub-ject to the affirmative vote of the holders of a majority of the shares of Company Common Stock present in person or represented by proxy and voting at the Annual Meeting at which a quorum is present.

The Board of Directors unanimously recommends a vote FOR ratification of the amendments to the Company's 1997 Comprehensive Stock Incentive Plan.

PROPOSAL FIVE: SHAREHOLDER PROPOSAL REGARDING ELECTION OF DIRECTORS ANNUALLY

Shareholder's Proposal

Mrs. Evelyn Y. Davis of Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 200 shares of Company Common Stock, has notified the Company of her intention to propose the following res-olution at the Annual Meeting of Shareholders:

  "RESOLVED: That the shareholders of Host Marriott Corporation recommend that the Board of Directors take the necessary steps to reinstate the elec-tion of directors ANNUALLY, instead of the stagger system which was adopt-ed."

Shareholder's Supporting Statement

In support of the resolution, Mrs. Davis has submitted the following state-ment:

  "The great majority of New York Stock Exchange listed corporations elect all their directors each year.

  "This insures that ALL directors will be more accountable to ALL sharehold-ers each year and to a certain extent prevents the self-perpetuation of the Board.

  "Last year the owners of 68,372,067 shares, representing approximately 39.1% of shares voting, voted FOR this proposal.

  "If you AGREE, please mark your proxy FOR this proposal."

The Company's Statement in Opposition

This proposal has been submitted at the last thirteen Annual Meetings of Shareholders and was defeated on each occasion. The Board of Directors has again considered the proposal (as has the Nominating and Corporate Governance Committee) and again recommends that shareholders vote AGAINST it for the fol-lowing reasons: At the 1984 Annual Meeting of Shareholders, holders of more than 86% of the shares of Company Common Stock approved an amendment to the Company's then Certificate of Incorporation (as a Delaware corporation) to classify the Board of Directors into three classes, with one class being elected each year. Moreover, at the recent Special Meeting with respect to the REIT Conversion, holders of more than 99% of the shares of Company Common Stock voted to approve the transactions comprising the REIT Conversion, in-cluding the adoption of the Company's Articles of Incorporation for the Company's reincorporation in Maryland. Those Articles of Incorporation, which were described in detail and included in full in the proxy statement relating to the Special Meeting, similarly classify the Board of Directors into three classes, with one class being elected each year.

As a result of the Company's having a classified Board of Directors, at least two shareholder meetings will be required to effect a change of control of the Board of Directors, thus making it more difficult to change the membership of the Board of Directors. The Board of Directors believes that the longer time required to elect a majority of a classified Board of Directors also helps to assure continuity and stability of the Company's management and policies since a majority of the Directors will always have prior experience as Directors of the Company. Another benefit of the existing arrangement is to enhance manage-ment's ability to negotiate with the proponent of a proposal to take over or restructure the Company. The Board of Directors therefore believes that the proposed resolution would, if implemented, be detrimental to the best inter-ests of the Company and its shareholders.

Vote Required

Under the Company's Articles of Incorporation, approval of the proposed reso-lution is subject to the affirmative vote of the holders of at least two-thirds (66 2/3%) of the total number of outstanding shares of Company Common Stock as of the Annual Meeting Record Date.

The Board of Directors of the Company unanimously recommends a vote AGAINST such proposal.

SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

The annual meeting of shareholders for 2000 is tentatively scheduled to be held on Wednesday, May 17, 2000. Any shareholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the "Ex-change Act") may submit to the Board of Directors proposals to be considered for submission to the shareholders at the 2000 annual meeting. For any such proposal to be eligible for inclusion in the proxy materials for that meeting, it must be submitted in writing by notice delivered to the Corporate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Department 862, Bethesda, Mary-land 20817-1109 no later than December 16, 1999. Furthermore, such notice must set forth: (a) the name and address of the shareholder and the text of the pro-posal to be introduced; (b) the number of shares of Company Common Stock held of record, owned beneficially and represented by proxy by such shareholder as of the date of such notice; and (c) a representation that the shareholder in-tends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice.

In addition, any shareholder who meets the requirements of the proxy rules un-der the Exchange Act may nominate a candidate for Director of the Company or may bring other business before the annual meeting of shareholders for 2000 (although in order for such other business to be included in the proxy materi-als for that meeting, it must meet the additional requirements set forth in the paragraph above). Any such nomination or other business must be submitted in writing by notice delivered to the Corporate Secretary, Host Marriott Corpora-tion, 10400 Fernwood Road, Dept. 862, Bethesda, Maryland 20817-1109 not later than February 15, 2000 nor earlier than January 16, 2000. If the shareholder proposes to nominate a person for election as a Director, such shareholder's notice must set forth all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, under the Exchange Act (including such person's written consent to serving as a Director if elected). If the shareholder proposes to bring other business before the meeting, such share-holder's notice must set forth a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made. In either case, the shareholder's notice must also set forth, both as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomina-tion or proposal is made, (i) the name and address of such shareholder and of such beneficial owner, as they appear on the Company's books, and (ii) the num-ber of each class of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

SOLICITATION OF PROXIES

Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by Directors, officers and regular employees of the Company. The Company has retained MacKenzie Partners to assist in the so-licitation of proxies from shareholders. MacKenzie Partners will receive a fee of $6,500 plus reimbursement of certain out-of-pocket expenses. The Company will reimburse brokerage firms, custodians, nominees and fiduciaries in accor-dance with the rules of the New York Stock Exchange, for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitation will be borne by the Company.

ANNUAL REPORT AND FORM 10-K

All shareholders of record on the Annual Meeting Record Date will receive with this Proxy Statement a copy of both the Company's 1998 Annual Report and the Form 10-K filed with the Securities and Exchange Commission. Any shareholder who desires additional copies of the Company's 1998 Annual Report or the Form 10-K may obtain a copy (excluding exhibits) without charge by addressing a re-quest to the Corporate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Dept. 862, Bethesda, Maryland 20817-1109. A charge equal to the reproduc-tion cost will be made if the exhibits are requested.

BY ORDER OF THE BOARD OF DIRECTORS


/s/ Christopher G. Townsend

Christopher G. Townsend
Corporate Secretary

                         ANNUAL MEETING OF SHAREHOLDERS
                          OF HOST MARRIOTT CORPORATION

 The 1999 Annual Meeting of Shareholders of Host Marriott Corporation will be held on Thursday, May 20, 1999 at The Ritz-Carlton, Buckhead, located at 3434 Peachtree Road, Northeast, in Atlanta, Georgia. The meeting will begin at 11:00 a.m. in Salons 3, 4 and 5, with a continental breakfast be-ginning at 10:00 a.m. being provided to shareholders attending the meet-ing. Doors to the meeting will open at 10:30 a.m.

 A special "Shareholder Annual Meeting" rate is offered at the hotel for Wednesday, May 19, 1999, the night before the meeting. A limited number of rooms is available for this special rate of $205.00, single or double oc-cupancy. To receive this special rate, please call the hotel directly prior to April 28, 1999 and ask for the Host Marriott Corporation "Share-holder Annual Meeting" rate for May 19. Applicable taxes and gratuities will be additional and reservations are required in advance. This discount may not be used in conjunction with any other discount, coupon or group rate.

                           The Ritz-Carlton, Buckhead
                         3434 Peachtree Road, Northeast
                             Atlanta, Georgia 30326
                           Telephone: (404) 237-2700

 Directions to the hotel:

 North on I-85 from Hartsfield Airport: Take I-85 North through downtown Atlanta. I-75 and I-85 will merge and then split. Please stay on I-85. Continue to the off-ramp for GA 400 (Exit 29). Take GA 400 to Lenox Road/Buckhead (Exit 2). At the bottom of the ramp, turn right and follow the signs for Peachtree Road. You will see Parisian department store ahead on the left. The Ritz-Carlton, Buckhead is on the right.

 South on I-85: Take the exit for Lenox Road (Exit 30) and at the bottom of the exit ramp, turn right onto Lenox Road. Go 1.9 miles and then follow the signs to Monarch Drive/Ritz Drive. Turn left into the hotel.

 South on I-75: Take a left exit onto I-85 North. Exit to GA 400 (Exit 29). Then exit on Lenox Road/Buckhead (Exit 2). At the bottom of the ramp, turn right and follow the signs for Peachtree Road. You will see Parisian de-partment store ahead on the left. The Ritz-Carlton, Buckhead is on the right.

 East or West on I-20: Take I-20 into downtown Atlanta. Follow the signs to I-85 North through downtown to GA 400 (Exit 29). Take GA 400 North to Exit 2, Lenox/Buckhead. At the bottom of the ramp, turn right and follow the signs for Peachtree Road. You will see Parisian department store ahead on the left. The Ritz-Carlton, Buckhead is on the right.

PROXY

                           HOST MARRIOTT CORPORATION
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                 TO BE HELD THURSDAY, MAY 20, 1999, 11:00 A.M.

The undersigned appoints Richard E. Marriott and Terence C. Golden as Proxies. Each shall have power to appoint his substitute. They are authorized to represent and vote, as designated on the reverse side, all shares of Host Marriott Corporation common stock held of record by the undersigned on March 29, 1999 at the Annual Meeting of Shareholders to be held on May 20, 1999, or any adjournment thereof. The Board of Directors recommends votes FOR proposals 1, 2, 3 and 4 and AGAINST proposal 5.

Nominees for election as directors for            COMMENTS OR CHANGE OF ADDRESS
three-year terms expiring at the 2002
Annual Meeting:                                   ------------------------------
                                                  ------------------------------
                     J.W. Marriott, Jr.           ------------------------------
                     John G. Schreiber            ------------------------------
                     Harry L. Vincent, Jr.        (If you have written in the
                                                  above space, please mark the
                                                  corresponding box on the
                                                  reverse side of the card)

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE       -------------
                                                                    SEE REVERSE
                                                                       SIDE
                                                                   -------------
--------------------------------------------------------------------------------
                            Detach Proxy Card Here

                     [LOGO OF HOST MARRIOTT APPEARS HERE]

                                 HOST MARRIOTT
                                  CORPORATION
                              10400 Fernwood Road
                         Bethcada, Maryland 20817-1109

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, MAY 20, 1999

The Annual Meeting of Shareholders of Host Marriott Corporation (the "Company") will be held on Thursday, May 20, 1999, at 11:00 a.m. in Salons 3, 4 and 5 of The Ritz-Carlton, Buckhead, located at 3434 Peachtree Road, Northeast, in Atlanta, Georgia. Doors to the meeting will open at 10:30 a.m.

The Meeting will be conducted:

1. To consider and vote upon the following proposals described in the accompanying Proxy Statement, which provide for:

    (i)   Proposal One:    The election of J.W. Marriott, Jr., John G. Schreiber
          and Harry L. Vincent, Jr. as Directors for three-year terms expiring at the 2002 Annual Meeting;
    (ii)  Proposal Two:    The ratification of the appointment of Arthur
          Andersen LLP as independent auditors;
    (iii) Proposal Three: The ratification of the action of the Board of Directors amending the Company's Employee Stock Purchase Plan;
    (iv)  Proposal Four:   The ratification of the action of the Board of
          Directors amending the Company's 1997 Comprehensive Stock Incentive Plan; and
    (v)   Proposal Five:   The consideration of a shareholder proposal to
          reinstate the annual election of all Directors.

2.  To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 29, 1999 will be entitled to notice of and to vote at this meeting.

                                      Christopher G. Townsend
                                      Corporate Secretary

[X] Please mark your votes
    as in this example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, FOR proposals 2, 3 and 4, and AGAINST proposal 5.

------------------------------------------------------------------------------------------------------------------------------------
                               The Board of Directors Recommends a vote FOR proposals 1, 2, 3 and 4.
------------------------------------------------------------------------------------------------------------------------------------
                    FOR        WITHHELD                         FOR  AGAINST  ABSTAIN                         FOR   AGAINST  ABSTAIN
1. Election of      [_]          [_]    2. Ratification         [_]    [_]     [_]   4. Ratification of         [_]   [_]       [_]
   Directors (see                          of appointment                               amendments to the
   reverse)                                of Arthur                                    1997 Comprehensive
                                           Andersen LLP as                              Stock Incentive Plan
                                           independent auditors
                                                                                    ----------------------------------------------
                                                                                    The Board of Directors Recommends a vote
                                                                                    AGAINST proposal 5.
                                                                                    ----------------------------------------------
For, except vote withheld from           3. Ratification of      [_]    [_]     [_]
the following nominee(s):                  amendment to
                                           the Employee                               5. Shareholders proposal  [_]   [_]       [_]
                                           Stock Purchase                                to reinstate the annual
_______________________________            Plan                                          election of directors
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         I WILL ATTEND THE      [_]
                                                                                                         ANNUAL MEETING

SIGNATURE(S)                                                                    DATE                     Change of              [_]
           -------------------------------------------------------------------       --------------      address/Comments on
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as         Reverse Side.
      attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------

Please carefully detach here and return this proxy in the enclosed reply envelope.

                               Admission Ticket
                           Host Marriott Corporation
                        Annual Meeting of Shareholders
                    Thursday, May 20, 1999, 11:00 a.m. EDT

                          The Ritz-Carlton, Buckhead
                               Salons 3, 4 and 5
                        3434 Peachtree Road, Northeast
                            Atlanta, Georgia 30326
--------------------------------------------------------------------------------
                                    AGENDA
--------------------------------------------------------------------------------
                        1. ELECTION OF THREE DIRECTORS
                                       .

        2. RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS
                                       .

                     3. RATIFICATION OF AMENDMENTS TO THE
                         EMPLOYEE STOCK PURCHASE PLAN
                                       .

                  4. RATIFICATION OF AMENDMENTS TO THE 1997
                      COMPREHENSIVE STOCK INCENTIVE PLAN
                                       .

         5. SHAREHOLDER PROPOSAL TO REINSTATE ANNUAL ELECTION OF ALL
                                   DIRECTORS
                                       .

    TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

--------------------------------------------------------------------------------

It is important that your shares be represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card above.


--------------------------------------------------------------------------------
If you and your guest plan on attending the Annual Meeting, please mark the appropriate box on the proxy card above. Present this Admission Ticket to the Host Marriott Corporation representative at the entrance.
--------------------------------------------------------------------------------